Exhibit 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

SUNOCO, LLC,

AS PARTY,

SUNOCO, INC.,

AS RETAIL PARENT,

ETP RETAIL HOLDINGS, LLC,

AS CONTRIBUTOR,

SUNOCO LP,

AS ACQUIROR,

SUNOCO GP LLC,

AS GENERAL PARTNER,

AND SOLELY WITH RESPECT TO SECTION 11.19 AND THE OTHER PROVISIONS

RELATED THERETO,

ENERGY TRANSFER PARTNERS, L.P.,

AS CONTRIBUTOR GUARANTOR

DATED AS OF NOVEMBER 15, 2015

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SCHEDULES

1.1(a)	—	Atlantic Retail Assets
1.1(b)	—	Company Material Real Property Leases
1.1(c)	—	Fulton Plant
1.1(d) 1.1(e)	— —	Permitted Liens R&M Retail Assets
2.1(b)	—	Allocation of Consideration
2.5	—	Net Working Capital Methodology
3.8	—	Management Projections and Budget
4.2(a)	—	Subject Entities Capital Structure
4.2(b)	—	Subject Entities Ownership Interests
4.4(a)	—	Contributor Financial Statements

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4.4(b)	—	Contributor Financial Statements Presentation
4.4(c)	—	Contributor Undisclosed Liabilities
4.6(a)	—	List of the Company Material Contracts
4.6(b)	—	Company Material Contracts Disclosures
4.7	—	Absence of Changes
4.7(c)	—	Projects in Progress
4.8	—	Litigation
4.9	—	Compliance with Applicable Law
4.10	—	Environmental Matters
4.11	—	Tax Matters
4.14	—	Transactions with Affiliates
4.15(b)	—	Company Benefit Plans
4.17(a)	—	SUN LLC Financial Statements
4.17(b)	—	SUN LLC Financial Statements Presentation
4.17(c)	—	SUN LLC Undisclosed Liabilities
6.3	—	Acquiror Consents
6.7	—	Acquiror Litigation
7.7	—	Contributor Guarantees
7.10	—	Financing

EXHIBITS

Exhibit A	—	SUN Retail Assignment
Exhibit B	—	SUN LLC Assignment

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CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of November 15, 2015, is made by and among Sunoco, LLC, a Delaware limited liability company (“SUN LLC”), Sunoco, Inc., a Delaware corporation (“Retail Parent”), ETP Retail Holdings, LLC, a Delaware limited liability company (“Contributor”), Sunoco LP, a Delaware limited partnership (“Acquiror”), Sunoco GP LLC, a Delaware limited liability company and the general partner of Acquiror (“General Partner” and together with Acquiror, the “Acquiror Parties”), and solely with respect to Section 11.19 and the other provisions related thereto, Energy Transfer Partners, L.P., a Delaware limited partnership (“Contributor Guarantor”). SUN LLC, Retail Parent, Contributor, the Acquiror Parties and Contributor Guarantor shall be referred to herein from time to time collectively as the “Parties,” and each a “Party”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, as of the date of this Agreement, Contributor Guarantor directly or indirectly owns beneficially and of record all of the issued and outstanding capital stock of Retail Parent and Contributor.

WHEREAS, as of the date of this Agreement, Retail Parent directly owns beneficially and of record 1,010 shares of common stock of Sunoco, Inc. (R&M), a Pennsylvania corporation (“SUN R&M”), constituting 100% of the issued and outstanding shares of capital stock of SUN R&M with a par value of $1.00 per share.

WHEREAS, as of the date of this Agreement, Retail Parent indirectly owns beneficially and of record 1,000 shares of common stock of Atlantic Refining & Marketing Corp., a Delaware corporation (“Atlantic Refining”), constituting 100% of the issued and outstanding shares of capital stock of Atlantic Refining with a par value of $1.00 per share.

WHEREAS, as of the date of this Agreement, SUN R&M directly owns beneficially and of record 100% of the membership interests (the “Sunmarks Interest”) in Sunmarks, LLC, a Delaware limited liability company (“Sunmarks”).

WHEREAS, as of the date of this Agreement, Contributor directly or indirectly owns beneficially and of record 68.42% of the membership interests in SUN LLC (the “SUN LLC Interest”).

WHEREAS, as of the date of this Agreement, SUN R&M’s assets include the R&M Retail Assets (as hereinafter defined) and the Fulton Plant (as hereinafter defined) (the R&M Retail Assets together with the Fulton Plant and the Sunmarks Interest, the “SUN R&M Assets”).

WHEREAS, as of the date of this Agreement, Atlantic Refining’s assets include the Atlantic Retail Assets (as hereinafter defined) (together with the SUN R&M Assets, the “SUN Retail Assets”).

WHEREAS, prior to the Closing Date, Retail Parent will cause SUN R&M to undergo a division pursuant to Pennsylvania law (the “Division”) whereby (i) Sunoco Retail, LLC, a Pennsylvania limited liability company (“SUN Retail”), will be formed as a direct wholly owned subsidiary of SUN R&M and (ii) SUN Retail’s initial assets will be comprised of the SUN R&M Assets.

WHEREAS, prior to the Closing Date, Retail Parent will cause Atlantic Refining to contribute to SUN Retail the Atlantic Retail Assets in exchange for equity interests in SUN Retail (the “Atlantic Transfer”).

WHEREAS, prior to the Closing Date, Retail Parent will cause SUN R&M and Atlantic Refining to contribute to Contributor their respective interests in SUN Retail in exchange for additional preferred interests in Contributor (the “SUN R&M Transfer” and, together with the Division and the Atlantic Transfer, the “Pre-Closing Transactions”).

WHEREAS, as of the Closing Date, Contributor will own beneficially and of record (i) 100% of the membership interests in SUN Retail (which will own the Sunmarks Interest) (the “SUN Retail Interest”) and (ii) the SUN LLC Interest (the SUN LLC Interest together with the SUN Retail Interest, the “Acquired Interests”).

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, at the Closing, Contributor will contribute, transfer, assign and convey to Acquiror, all of the Acquired Interests, which Acquired Interests would be subsequently contributed, transferred, assigned and conveyed by Acquiror to Susser Petroleum Operating Company LLC, a Delaware limited liability company (“SPOC”), which SUN Retail Interest would then be subsequently contributed, transferred, assigned and conveyed by SPOC to Susser Petroleum Property Company LLC, a Delaware limited liability company (“PropCo”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquired Interests” has the meaning set forth in the recitals to this Agreement.

“Acquiror” has the meaning set forth in the introductory paragraph to this Agreement.

“Acquiror Certificate” has the meaning set forth in Section 2.3(b)(iv).

“Acquiror Common Units” means common units representing limited partner interests in Acquiror.

“Acquiror Debt” has the meaning set forth in Section 2.4(a).

“Acquiror Fundamental Representations” has the meaning set forth in Section 10.4(c).

“Acquiror Group” means, collectively, the Acquiror Parties and each of their respective Subsidiaries.

“Acquiror Indemnitees” has the meaning set forth in Section 10.2.

“Acquiror Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the financial condition, business, properties or results of operations of the Acquiror Group, taken as a whole, or (b) the ability of Acquiror to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, occurrence, fact, condition or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) any changes in the cost of products, supplies and materials purchased from third party suppliers (including any changes in fuel or commodity prices), (vi) any failure, in and of itself, by the Acquiror Group to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any failure to meet such internal or published projections, forecasts or revenue or earnings predictions, to the extent not otherwise excluded from the definition of “Acquiror Material Adverse Effect”, shall not be disregarded and may be considered in determining whether a “Acquiror Material Adverse Effect” has occurred), (vii) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (viii) any change that is generally applicable to the industries or markets in which the Acquiror Group operates unless such change disproportionately affects (relative to other participants in the industry) the Acquiror Group taken as a whole, (ix) the public announcement of the transactions contemplated by this Agreement or (x) the taking of any action required by this Agreement and the other agreements contemplated hereby, shall not be taken into account in determining whether a “Acquiror Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Acquiror Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Acquiror Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of Acquiror, as amended.

“Acquiror SEC Documents” has the meaning set forth in Section 6.5(a).

“Adjustment Statement” has the meaning set forth in Section 2.6(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For purposes of this Agreement, (i) Acquiror and its subsidiaries are deemed not to be Affiliates of Contributor and its other Affiliates, and vice versa, (ii) each Retail Entity shall be deemed to be an Affiliate of Contributor prior to the Closing and an Affiliate of the Acquiror Parties on and after the Closing Date, and (iii) SUN LLC shall be deemed to be an Affiliate of Contributor, but only to the extent of the Equity Percentage, prior to the Closing and an Affiliate of the Acquiror Parties on and after the Closing Date.

“Aggregate Cap” means an amount equal to $2,226,000,000.00.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Arrangements” has the meaning set forth in Section 10.4(i).

“Ancillary Documents” means each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby, including those agreements, documents, instruments and/or certificates to be executed in connection with the Pre-Closing Transactions.

“April 2015 RRA” means that certain Registration Rights Agreement, dated April 1, 2015, by and among Acquiror, Sunoco Finance, the guarantors listed in Schedule 1 thereto, Contributor, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of itself and the other initial purchasers listed on Schedule A of the Purchase Agreement (as such term is defined in the April 2015 RRA).

“Atlantic Refining” has the meaning set forth in the recitals to this Agreement.

“Atlantic Retail Assets” means those retail assets owned by Atlantic Refining as described on Schedule 1.1(a).

“Atlantic Transfer” has the meaning set forth in the recitals to this Agreement.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Dallas, Texas are open for the general transaction of business.

“Cap” means an amount equal to $278,250,000.00.

“Cash Consideration” has the meaning set forth in Section 2.1(b).

“Chancery Court” has the meaning set forth in Section 11.15.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” has the meaning set forth in Section 2.6(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

“Company Benefit Plan” has the meaning set forth in Section 4.15(b).

“Company Certificate” has the meaning set forth in Section 2.3(a)(iii).

“Company Leased Real Property” means all real property of which any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group is a tenant pursuant to a Company Material Real Property Lease.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the financial condition, business, properties or results of operations of any Subject Entity, the Contributor Group, Retail Parent or Contributor, (b) the SUN Retail Assets or (c) the ability of Contributor, any Subject Entity, the Contributor Group or Retail Parent to consummate the transactions contemplated hereby; provided, however, that any adverse change, event, occurrence, fact, condition or effect arising from or related to (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) any changes in the cost of products, supplies and materials purchased from third party suppliers (including any changes in fuel or commodity prices), (vi) any failure, in and of itself, by any Subject Entity, the Contributor Group, Retail Parent or Contributor to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided that the underlying causes of any failure to meet such internal or published projections, forecasts or revenue or earnings predictions, to the extent not otherwise excluded from the definition of “Company Material Adverse Effect”, shall not be disregarded and may be considered in determining whether a “Company Material Adverse Effect” has occurred), (vii) changes in any Laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (viii) any change that is generally applicable to the industries or markets in which any Subject Entity, the Contributor Group, Retail Parent or Contributor operates unless such change disproportionately affects (relative to other participants in the industry) such Subject Entity, the Contributor Group, Retail Parent or Contributor, as applicable, (ix) the public announcement of the transactions contemplated by this Agreement (including by reason of the identity of Acquiror or any public communication by Acquiror or any of its Affiliates regarding its plans or intentions with respect to the SUN Retail Business or the business of any Subject Entity, the Contributor Group, Retail Parent or Contributor, and including the impact thereof on relationships with customers, suppliers, distributors, partners, dealers or employees of any Subject Entity, the Contributor Group, Retail Parent or Contributor), (x) the taking of any action required by this Agreement and the other agreements contemplated hereby or (xi) with respect to SUN LLC, the taking of any action, or omitting to take any action by the board of directors of SUN LLC, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

“Company Material Contracts” has the meaning set forth in Section 4.6(a).

“Company Material Real Property Lease” means each lease listed on Schedule 1.1(b).

“Company Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group.

“Company Real Property” means Company Owned Real Property and Company Leased Real Property.

“Consideration” has the meaning set forth in Section 2.1(b).

“Contracts” means all contracts, leases, deeds, licenses, notes, commitments, undertakings, indentures, and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contributor” has the meaning set forth in the introductory paragraph to this Agreement.

“Contributor Environmental Liabilities” means any and all Losses of Contributor, SUN R&M and Atlantic Refining (i) arising from MTBE Contamination, including any costs for environmental investigation, remediation, or corrective action, natural resources damages, or other response costs required pursuant to Environmental Laws and (ii) related to, in connection with or attributable to the ownership or operation of any legacy and/or non-retail assets utilized in connection with businesses, or operations whatsoever, of any kind, which were not operated at or located upon the sites of locations of the SUN Retail Business as a result of any violation of Environmental Law. For clarification, the term “Contributor Environmental Liabilities” does not include any environmental liabilities related to, in connection with or attributable to any non-legacy retail assets utilized in the SUN Retail Business except any claims related to or in connection with MTBE Contamination.

“Contributor Financial Statements” has the meaning set forth in Section 4.4(a).

“Contributor Fundamental Representations” has the meaning set forth in Section 10.4(a).

“Contributor Group” means, collectively, SUN R&M and Atlantic Refining.

“Contributor Guarantees” has the meaning set forth in Section 7.7(a).

“Contributor Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Contributor Indemnitees” has the meaning set forth in Section 10.3.

“Contributor Related Parties” has the meaning set forth in Section 7.10(f).

“Contributor Taxes” means, without duplication, Contributor’s applicable share of (a) all Taxes due and owing, by or with respect to, and all Taxes imposed on or incurred by or with respect to, each Subject Entity or its assets or operations for any Pre-Closing Tax Period (determined in accordance with the definition of Pre-Closing Tax Period); (b) all Taxes of any affiliated, combined, consolidated, unitary or similar group of which any Subject Entity (or any predecessor of such entity) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local Law; (c) Taxes of any other Person for which any Subject Entity is or has been liable as a transferee or successor, by Contract or otherwise, by reason of a transaction or a relationship occurring or existing prior to the Closing; (d) any Transfer Taxes that Contributor is obligated to pay as set forth in Section 7.2(f); and (e) any Transfer Taxes paid by SUN LLC with respect to transfers or assignments under any of the Existing Contribution Agreements that occur on or after the Closing Date.

“Controlled Group Liabilities” means any and all liabilities and obligations of a Person arising under ERISA, the provisions of the Code relating to or affecting Employee Benefit Plans or corresponding or similar provisions of any foreign Laws of a character that if unpaid or unperformed could result in the imposition of a Lien or encumbrance against the assets, or a liability or obligation, of another Person, including (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of COBRA or similar state Law or (e) under corresponding or similar provisions of any foreign Laws.

“Cut-Off Date” has the meaning set forth in Section 10.1.

“Dealer” means a Person who operates one or more facilities of any Subject Entity or the SUN Retail Assets as a gasoline fueling and service station and/or convenience store with gasoline fueling operations.

“Deductible” means an amount equal to $11,130,000.00.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Direct Claim” has the meaning set forth in Section 10.5(c).

“Division” has the meaning set forth in the recitals to this Agreement.

“Effective Date” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means each (i) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including employee benefit plans, such as foreign plans or plans for directors, which are not subject to the provisions of ERISA) or (ii) personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, or other equity-based compensation arrangement, simple retirement account plan or arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retention plan or agreement, change in control plan or agreement, consulting agreement, employment agreement, or any other employee or service provider compensation or benefit plan, program, policy, practice or agreement that is not described in clause (i).

“Environmental Laws” means all federal, state and local Laws concerning pollution or protection of the environment, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“Equity Percentage” means the percentage of the total membership interests of SUN LLC represented by the SUN LLC Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, is, or was at any time that could result in any liability (whether actual, contingent or otherwise) to such first Person, treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Contribution Agreements” means that certain Contribution Agreement between SUN R&M and SUN LLC dated June 1, 2014 and the documents executed in connection therewith, that certain Contribution Agreement between Atlantic Refining and SUN LLC dated June 1, 2014, that certain Refinery Units Contribution Agreement between SUN R&M and PES Equity Holdings, LLC dated June 1, 2014, and that certain Contribution Agreement between SUN LLC, Contributor, Acquiror and the Contributor Guarantor dated March 23, 2015.

“Final Adjustment Statement” has the meaning set forth in Section 2.6(c).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.6(c).

“Final Reconciliation Disputes” has the meaning set forth in Section 2.6(c).

“Financing” has the meaning set forth in Section 7.10(a).

“Financing Agreements” has the meaning set forth in Section 7.10(a).

“Financing Providers” has the meaning set forth in Section 7.10(a).

“Fulton Plant” means that certain ethanol plant located in Fulton, New York as described in Schedule 1.1(c).

“GAAP” means United States generally accepted accounting principles.

“General Partner” has the meaning set forth in the introductory paragraph to this Agreement.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority or power of any nature, including any arbitral tribunal.

“Guarantee of Collection” has the meaning set forth in Section 2.3(a)(ix).

“Guaranteed Obligations” has the meaning set forth in Section 11.19(a).

“Hazardous Substances” means (a) those substances, materials or wastes defined as “toxic”, “hazardous”, “acutely hazardous”, “pollutants”, “contaminants”, or otherwise regulated under Environmental Laws due to their dangerous or deleterious properties and characteristics; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) polychlorinated biphenyls, asbestos (and asbestos containing materials).

“Indemnified Party” has the meaning set forth in Section 10.5.

“Indemnifying Party” has the meaning set forth in Section 10.5.

“Independent Auditor” means a nationally recognized independent auditor that is not the independent auditor for any Party or its respective Affiliates.

“Initial Reconciliation Disputes” has the meaning set forth in Section 2.6(b).

“Issue Price” means $33.97 per Acquiror Common Unit.

“July 2015 RRA” means that certain Registration Rights Agreement, dated July 20, 2015, by and among the Acquiror, Sunoco Finance, the guarantors listed on Schedule 1 thereto and Credit Suisse Securities (USA) LLC, on behalf of itself and the other initial purchasers listed on Schedule A of the Purchase Agreement (as defined in the July 2015 RRA).

“Latest Acquiror Balance Sheet” means the consolidated balance sheet of Acquiror included in the most recently filed Form 10-Q included among the Acquiror SEC Documents, as of the date of this Agreement.

“Latest Contributor Balance Sheet” has the meaning set forth in Section 4.4(a).

“Latest SUN LLC Balance Sheet” has the meaning set forth in Section 4.17(a).

“Law” means all Laws, statutes, ordinances, codes, regulations, rules and similar mandates of any Governmental Entity, including all applicable Orders.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), priority, charge, right of first refusal, deed of trust, option, proxy, voting trust, encroachment, easement, right-of-way, license to a third party, lease to a third party, or other right of others or restriction on transfer, or any agreement to give any of the foregoing.

“Losses” means losses, damages, liabilities, judgments, interest, awards, penalties, fines, costs or expenses, including reasonable attorneys’ fees; provided, however, that, except as provided below, “Losses” shall in no event include any consequential damages or punitive, special, exemplary or indirect damages; provided, further, that any consequential damages or punitive, special, exemplary or indirect damages shall be deemed to be “Losses” solely to the extent such damages were actually awarded pursuant to a Third Party Claim.

“Material Company Permits” has the meaning set forth in Section 4.9.

“MTBE Contamination” means any and all claims of any kind including defective product claims and product liability claims or contamination claims relating to the release or threatened release of methyl tert-butyl ether (MTBE) in, on, under, about, or migrating from surface water, groundwater, soil, land surface or subsurface strata at concentrations requiring remediation or corrective action under Environmental Law.

“Net Working Capital” means an amount equal to (a) the total current assets of the SUN Retail Business, on a consolidated basis, minus (b) total current liabilities of the SUN Retail Business, on a consolidated basis, all as determined in accordance with GAAP as applied consistently with the SUN Retail Business’ past practices (including their preparation of the Contributor Financial Statements) and in each case calculated after settlement and exclusion of any intercompany items; provided that “current assets” shall not include any deferred Tax assets or any current assets attributable to any Person classified as a variable interest entity as to the SUN Retail Business under GAAP, and “current liabilities” shall not include any deferred Tax liabilities, any current liabilities attributable to any Person classified as a variable interest entity as to the SUN Retail Business under GAAP or any liabilities recorded under GAAP that are attributable to any capital lease or operating lease.

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

“Parties” and “Party” has the meaning set forth in the introductory paragraph to this Agreement.

“Per Claim Deductible” means $100,000.

“Per Diem Taxes” means the real, personal and intangible property Taxes and any other Taxes of any Subject Entity for any Pre-Closing Tax Period that are levied on a per diem basis.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been provided in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with any Subject Entity’s or member of the Contributor Group’s, as applicable, present uses or occupancy of such real property, (iv) Liens granted to any lender at the Closing in connection with any financing by Acquiror of the transactions contemplated hereby, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of SUN LLC or the SUN Retail Business or any violation of which would not have had or reasonably be expected to have a Company Material Adverse Effect, (vi) matters that would be disclosed by an accurate survey or inspection of the real property, (vii) Liens described on Schedule 1.1(d) and (viii) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being leased or licensed, which has been disclosed to Acquiror. Notwithstanding the foregoing, no Lien or encumbrance arising under or with respect to an Employee Benefit Plan shall be a Permitted Lien.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date. For purposes of this Agreement, in the case of any taxable year or period of any Subject Entity which includes the Closing Date (but does not end on that day), (i) Per Diem Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (ii) Taxes (other than Per Diem Taxes) of any Subject Entity for the Pre-Closing Tax Period shall be computed as if such taxable year or period (and the taxable year or period of any entity taxable as a partnership in which any Subject Entity owns a direct or indirect interest) ended as of the open of business on the Closing Date.

“Pre-Closing Tax Refund” means (i) any refund of Taxes for a taxable period ending on or before the Closing Date received by any Subject Entity after the Closing Date and (ii) the amount of any refund of Taxes that would have been received by any Subject Entity had any taxable period that includes but does not end on the Closing Date ended on the Closing Date.

“Pre-Closing Transactions” has the meaning set forth in the recitals to this Agreement.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, investigation, audit, inquiry, or mediation by or before any Governmental Entity or other Person.

“PropCo” has the meaning set forth in the recitals to this Agreement.

“R&M Retail Assets” means those retail assets owned by, and employees employed by, SUN R&M as described on Schedule 1.1(e).

“Resolution Period” has the meaning set forth in Section 2.6(c).

“Retail Entities” means SUN Retail and Sunmarks.

“Retail Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Schedules” has the meaning set forth in Section 7.8(b).

“SEC” has the meaning set forth in Section 6.5(a).

“Second A&R Company LLC Agreement” means the Second Amended and Restated Operating Agreement of SUN LLC, or an amendment to the Amended and Restated Operating Agreement of SUN LLC, in such form as reasonably agreed to by Contributor and Acquiror reflecting SPOC as the sole member and owner of SUN LLC.

“Secondment Agreement” means that certain Employee Secondment Agreement between SUN LLC and SUN R&M dated June 1, 2014.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SPOC” has the meaning set forth in the recitals to this Agreement.

“Straddle Periods” has the meaning set forth in Section 7.2(b).

“Subject Entities” means SUN Retail, SUN LLC and Sunmarks.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary. References in this Agreement to Subsidiaries of the Subject Entities prior to the Closing shall not include the Acquiror Group.

“SUN LLC” has the meaning set forth in the introductory paragraph to this Agreement.

“SUN LLC Assignment” has the meaning set forth in Section 2.3(a)(ii).

“SUN LLC Financial Statements” has the meaning set forth in Section 4.17(a).

“SUN LLC Interest” has the meaning set forth in the recitals to this Agreement.

“SUN R&M” has the meaning set forth in the recitals to this Agreement.

“SUN R&M Assets” has the meaning set forth in the recitals to this Agreement.

“SUN R&M Transfer” has the meaning set forth in the recitals to this Agreement.

“SUN Retail” has the meaning set forth in the recitals to this Agreement.

“SUN Retail Assets” has the meaning set forth in the recitals to this Agreement.

“SUN Retail Assignment” has the meaning set forth in Section 2.3(a)(i).

“SUN Retail LLC Agreement” means the limited liability company agreement of SUN Retail, to be entered into prior to Closing.

“SUN Retail Business” means any business conducted by SUN R&M or Atlantic Refining as of the date of this Agreement utilizing the SUN Retail Assets.

“SUN Retail Interest” has the meaning set forth in the recitals to this Agreement.

“Sunmarks” has the meaning set forth in the recitals to this Agreement.

“Sunmarks Interest” has the meaning set forth in the recitals to this Agreement.

“Sunoco Finance” means Sunoco Finance Corp., a Delaware corporation.

“Support Agreements” has the meaning set forth in Section 2.3(a)(x).

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax and the agency (if any) charged with the collection or administration of such Tax for such entity.

“Tax Proceeding” has the meaning set forth in Section 7.2(d).

“Tax Return” has the meaning set forth in Section 4.11(a).

“Termination Date” has the meaning set forth in Section 9.1(d).

“Third Party Claim” has the meaning set forth in Section 10.5(a).

“Transfer Taxes” has the meaning set forth in Section 7.2(f).

“Unit Consideration” has the meaning set forth in Section 2.1(b).

“Update” has the meaning set forth in Section 7.8(b).

ARTICLE 2

THE TRANSACTIONS

Section 2.1 Contribution of the Acquired Interests.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Contributor shall contribute, transfer, assign and convey to Acquiror the Acquired Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws), in exchange for the Consideration. Immediately thereafter, Acquiror shall contribute, transfer, assign and convey to SPOC the Acquired Interests. Immediately thereafter, Acquiror shall cause SPOC to contribute, transfer, assign and convey to PropCo the SUN Retail Interest.

(b) The consideration to be delivered by Acquiror to Contributor in exchange for the contribution of the Acquired Interests at the Closing shall be an aggregate amount equal to $2,226,000,000.00 (the “Consideration”), which amount shall be payable (i) $2,031,999,979.66 in cash, as adjusted pursuant to Section 2.5 (the “Cash Consideration”), and (ii) by the issuance by Acquiror of 5,710,922 Acquiror Common Units (the “Unit Consideration”), valued at the Issue Price. The Cash Consideration and the Unit Consideration shall be allocated among the Acquired Interests as set forth on Schedule 2.1(b). The Unit Consideration shall be issued to Contributor free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws and other than as provided in the Acquiror Partnership Agreement).

(c) Concurrently with the contribution by Acquiror to SPOC of the Acquired Interests, SPOC shall become the sole member of SUN LLC for all purposes under the Second

A&R Company LLC Agreement. Concurrently with the contribution by SPOC to PropCo of the SUN Retail Interests, PropCo shall be admitted as the sole member of SUN Retail for all purposes under the SUN Retail LLC Agreement.

(d) Retail Parent, Contributor and Acquiror agree that (i) Contributor shall have the right to, and the right to make claims for, any insurance proceeds or reimbursements related to or in connection with any state underground storage tank fund or program and any petroleum storage tank fund or program as a result of any costs for environmental investigation, remediation, or corrective action, natural resources damages, or other responsive costs arising from a Contributor Environmental Liability; (ii) the Acquired Interests shall include the right to, and the right to make claims for, any other insurance proceeds or reimbursements related to or in connection with any state underground storage tank fund or program and any petroleum storage tank fund or program to which the SUN Retail Business is subject; and (iii) Retail Parent, Contributor and Acquiror shall cooperate with each other in qualifying for, filing for, pursuing and collecting reimbursement, and shall take all actions necessary to preserve the other’s right to reimbursement and shall refrain from taking any action that would disqualify the other from obtaining reimbursement.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Houston time, on the third (3rd) Business Day after satisfaction (or waiver) of the conditions set forth in Article 8 (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party, but subject to the satisfaction thereof) (the “Closing Date”) at the offices of Akin Gump Strauss Hauer & Feld, LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, unless another time, date or place is agreed to in writing by Acquiror and Contributor; provided, however, that the effective date for the transactions contemplated by this Agreement shall be January 1, 2016 (the “Effective Date”). In lieu of a physical Closing, the Parties agree that all requisite Closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes.

Section 2.3 Deliveries at the Closing.

(a) Deliveries by Contributor. At the Closing, Contributor shall deliver or cause to be delivered, each of the following:

(i) to Acquiror, a counterpart of an Assignment of membership interests documenting the assignment of the SUN Retail Interest, in the form attached as Exhibit A hereto (the “SUN Retail Assignment”);

(ii) to Acquiror, a counterpart of an Assignment of membership interests documenting the assignment of the SUN LLC Interest, in the form attached as Exhibit B hereto (the “SUN LLC Assignment”);

(iii) to Acquiror, a certificate of an authorized officer of Contributor and each Retail Entity, dated as of the Closing Date, to the effect that the conditions specified in Section 8.2(a), Section 8.2(b), Section 8.2(c) and Section 8.2(f) have been satisfied by each Retail Entity and Contributor, as applicable (the “Company Certificate”);

(iv) to Acquiror, a certified copy of the resolutions of the board of managers (or other governing body) of Contributor and each Retail Entity authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(v) to Acquiror, a certified copy of the resolutions adopted by each of the board of directors and the conflicts committee of the board of directors of the general partner of Contributor Guarantor authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby;

(vi) to Acquiror, a certificate that meets the requirements of Treasury Regulation Section 1.1445-2(b)(4) stating that Contributor is not a foreign person as defined in said Section 1445 and applicable regulations thereunder;

(vii) to Acquiror, a certificate of good standing of each Retail Entity as of a recent date certified by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania (with respect to SUN Retail) or the Secretary of State of the State of Delaware (with respect to Sunmarks);

(viii) to Acquiror, documentation reasonably satisfactory to Acquiror evidencing the consummation of each of the Pre-Closing Transactions.

(ix) to Acquiror, a counterpart of the Guarantee of Collection, in such form as reasonably agreed to by Contributor and Acquiror (the “Guarantee of Collection”), duly executed by Contributor; and

(x) to Acquiror, a counterpart of each of the Support Agreements, in such forms as reasonably agreed to by Contributor, Acquiror, SUN R&M and Atlantic Refining, as applicable (the “Support Agreements”), duly executed by Contributor and SUN R&M or Atlantic Refining, as applicable.

(b) Deliveries by Acquiror. At the Closing, Acquiror shall deliver or cause to be delivered, each of the following:

(i) to Contributor, the Unit Consideration in book entry form or certificated form, as determined by Acquiror, together with any reasonably requested evidence of issuance thereof;

(ii) to Contributor, the Cash Consideration by wire transfer of immediately available funds to an account or accounts specified by Contributor, including, to the extent specified by Contributor and on behalf of Contributor, accounts of SUN R&M and Atlantic Refining, no later than one (1) Business Day prior to the Closing Date;

(iii) to Contributor, (a) an assignment of membership interests duly executed by Acquiror and PropCo effecting the transfer from Acquiror to SPOC of ownership of all of the Acquired Interests and (b) an assignment of membership interests duly executed by SPOC and PropCo effecting the transfer from SPOC to PropCo of ownership of all of the SUN Retail Interest;

(iv) to Contributor, a certificate of an authorized officer of Acquiror, dated as of the Closing Date, to the effect that the conditions specified in Section 8.3(a), Section 8.3(b), Section 8.3(c) and Section 8.3(d) have been satisfied by Acquiror (the “Acquiror Certificate”);

(v) to Contributor, a certified copy of the resolutions of (a) the Special Committee recommending approval by the board of directors of the General Partner of this Agreement and the consummation of the transactions described in Section 2.1; and (b) the board of directors of the General Partner approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(vi) a certified copy of the resolutions of the board of directors of SUN LLC authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(vii) to Contributor, a counterpart of the SUN LLC Assignment, duly executed by Acquiror and SPOC;

(viii) to Contributor, a counterpart of the SUN Retail Assignment, duly executed by Acquiror;

(ix) to Contributor, the Second A&R Company LLC Agreement, duly executed by SPOC;

(x) to Contributor, a counterpart of the Guarantee of Collection, duly executed by Acquiror and Sunoco Finance; and

(xi) to Contributor, a counterpart of each of the Support Agreements, duly executed by Acquiror and Sunoco Finance.

Section 2.4 Borrowing by Acquiror; Tax Treatment of Consideration.

(a) Prior to or upon the Closing, but no more than ninety (90) days prior to the Closing, Acquiror shall use its commercially reasonable efforts to incur a new and separate borrowing (which may be in the form of a new credit facility, new term loan, a newly designated tranche of borrowings under any existing credit facility, any new senior debt financing or any combination thereof) that will be used by Acquiror exclusively to pay the Cash Consideration and other expenses or disbursements directly related to the Closing (the “Acquiror Debt”). At the Closing, Contributor shall execute and deliver to the lenders of the Acquiror Debt the Guarantee of Collection. In the event Acquiror receives the proceeds from the Acquiror Debt prior to the Closing, such proceeds shall be deposited and held separate from other cash items of Acquiror until distributed to Contributor at the time of the Closing.

(b) The Parties intend, solely for U.S. federal income Tax purposes, that (i) the contribution by Contributor of the Acquired Interests to Acquiror in exchange for the Unit Consideration and the Cash Consideration shall be treated consistent with the requirements of Section 721(a) of the Code; (ii) the distribution of the Cash Consideration to or on behalf of Contributor shall be treated as a distribution to Contributor by Acquiror under Section 731 of the Code; (iii) the distribution of the Cash Consideration to or on behalf of the Contributor shall be made out of proceeds of the Acquiror Debt and shall qualify as a “debt-financed transfer” under Section 1.707-5(b) of the Treasury Regulations; and (iv) Contributor’s allocable share of the Acquiror Debt under Sections 1.752-2 and 1.707-5(a)(2)(i) of the Treasury Regulations shall be the allocable amount of the Acquiror Debt as determined under Section 1.707-5(b)(2) of the Treasury Regulations. Any Cash Consideration in excess of the amount treated as a “debt-financed transfer” or cash payments pursuant to Section 2.6(f) shall be treated (i) as a reimbursement of Contributor’s preformation expenditures with respect to the undivided interest in each asset contributed within the meaning of Section 1.707-4(d) of the Treasury Regulations to the extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by Contributor of the Acquired Interests to the extent Section 1.707-4(d) of the Treasury Regulations is inapplicable. The Parties shall act at all times in a manner consistent with the foregoing provisions of this Section 2.4 and agree to file all Tax Returns in a manner consistent with such treatment except as otherwise required by applicable Law.

Section 2.5 Closing Payment Estimates. At least two (2) Business Days prior to the Closing Date, Contributor shall prepare and deliver or cause to be prepared and delivered to Acquiror a statement containing Contributor’s good faith calculation of the Net Working Capital as of the Closing Date for the SUN Retail Business, based on the Contributor Financial Statements and consistent with the methodology set forth on Schedule 2.5 (collectively, the “Estimated Closing Net Working Capital”). Contributor’s calculation of the Estimated Closing Net Working Capital shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Contributor Financial Statements and consistent with the methodology set forth on Schedule 2.5. The Cash Consideration shall be increased by the greater of the amount of the Estimated Closing Net Working Capital and $168,000,000.00.

Section 2.6 Post-Closing Payment Reconciliation.

(a) Prior to or on the date that is ninety (90) days after the Closing Date, Acquiror shall prepare and deliver or cause to be prepared and delivered to Contributor a statement (the “Adjustment Statement”) that shall set forth Acquiror’s good faith calculation of the Net Working Capital as of the Closing Date for the SUN Retail Business, based on the Contributor Financial Statements and consistent with the methodology set forth on Schedule 2.5 (collectively, the “Closing Net Working Capital”). Acquiror’s calculation of the Closing Net Working Capital shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Contributor Financial Statements and consistent with the methodology set forth on Schedule 2.5.

(b) After receipt of the Adjustment Statement, Contributor shall have thirty (30) days to review the factual basis, mathematical calculations and accounting methods used therein. On or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, Contributor shall deliver written notice to Acquiror specifying any disputed items (the “Initial Reconciliation Disputes”) and the basis therefor and amount thereof. If Contributor fails to notify Acquiror of any Initial Reconciliation Disputes on or prior to the thirtieth (30th) day after receipt of the Adjustment Statement, then all calculations and valuations of the Closing Net Working Capital set forth on the Adjustment Statement shall be deemed accepted by Contributor and shall be final, binding, conclusive and non-appealable for all purposes of this Agreement.

(c) If Contributor notifies Acquiror of any Initial Reconciliation Disputes in accordance with Section 2.6(b), then Acquiror and Contributor shall, over the fifteen (15) days following the date of such notice (the “Resolution Period”), attempt in good faith to resolve the Initial Reconciliation Disputes, and any written resolution by them as to any disputed item shall be final, binding, conclusive and non-appealable for all purposes of this Agreement. If, at the conclusion of the Resolution Period, Acquiror and Contributor have not reached an agreement on all disputed items, then all Initial Reconciliation Disputes then remaining in dispute (the “Final Reconciliation Disputes”) shall be submitted by Acquiror and Contributor to an Independent Auditor upon which Acquiror and Contributor shall reasonably agree prior to expiration of the Resolution Period. All fees and expenses relating to the work, if any, to be performed by such Independent Auditor pursuant to this Section 2.6 shall be borne by Contributor, on the one hand, and by Acquiror, on the other hand, based upon the percentage that the amount ultimately awarded or not awarded, as applicable, to such Party by such Independent Auditor bears to the amount actually contested by such Party in the Final Reconciliation Disputes. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any Final Reconciliation Disputes hereunder before such Independent Auditor shall be borne by the Party incurring such cost and expense. With respect to each disputed line item of the Closing Net Working Capital, such Independent Auditor’s final determination, if not in accordance with the position of Contributor, on the one hand, or Acquiror, on the other hand, will not be in excess of the higher, nor less than the lower, of the amounts advocated by Acquiror in its calculation of the Closing Net Working Capital or the corresponding amounts claimed by Contributor in the initial notice of any Initial Reconciliation Disputes delivered by Contributor pursuant to Section 2.6(b). For the avoidance of doubt, the Independent Auditor shall not review any line item or make any determination with respect to any matter other than the Final Reconciliation Disputes. The Parties shall instruct the Independent Auditor to render its reasoned written decision, acting as an expert and not as an arbitrator, as soon as practicable but in no event later than sixty (60) days after its engagement (which engagement shall be made no later than ten (10) Business Days after the end of the Resolution Period). Such decision shall be determined in accordance with GAAP applied using the accounting principles, practices and methods that were used in the preparation of the Contributor Financial Statements and consistent with the methodology set forth on Schedule 2.5 shall be set forth in a written statement delivered to Acquiror and Contributor and shall be final, binding, conclusive and non-appealable for all purposes hereunder. Notwithstanding anything else contained herein, no Party may assert that any award issued by the Independent Auditor is unenforceable because it has not been timely rendered. The term “Final Adjustment Statement” shall mean the definitive Adjustment Statement setting forth the final determination of the Closing Net Working Capital (the “Final Closing Net Working Capital”) and resulting from (i) agreement by Acquiror and Contributor during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.6(b) and/or (iii) the determination by an Independent Auditor in accordance with this Section 2.6(c).

(d) If the Final Closing Net Working Capital is more than the greater of the Estimated Closing Net Working Capital and $168,000,000.00, then Acquiror shall pay to Contributor an amount equal to the amount by which the Final Closing Net Working Capital exceeds the greater of the Estimated Closing Net Working Capital and $168,000,000.00, and any such payment shall be made in the manner set forth in Section 2.6(f).

(e) For purposes of calculating Closing Net Working Capital and without limiting the provisions of Section 2.6(a) and the generality of Section 7.3, during the period of any dispute contemplated in this Section 2.6, Acquiror shall, and shall cause its Affiliates to, provide Contributor with reasonable access to the relevant books and records, facilities and employees, and their accountants’ work papers, schedules and other supporting data, all during normal business hours as may be reasonably requested by Contributor.

(f) Any payment required pursuant to Section 2.6(d) shall be made by wire transfer of immediately available funds, in United States dollars, to the account or accounts designated by Acquiror or Contributor, as the case may be, within five (5) Business Days after the Final Adjustment Statement is finally determined by (i) agreement by Acquiror and Contributor during the Resolution Period or otherwise, (ii) a deemed acceptance pursuant to Section 2.6(b) or (iii) the determination by an Independent Auditor in accordance with Section 2.6(c).

Section 2.7 Non-Assignable Assets. To the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Acquiror of any SUN Retail Asset (i) would result in a violation of applicable law, (ii) cannot be effected due to any defect in the chain of title of such SUN Retail Asset (including the failure of Contributor to have marketable title to any SUN Retail Asset), or (iii) would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement, and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, nothing in this Section 2.7 shall modify or effect the requirement of the satisfaction or waiver of the conditions to the obligations of the Acquiror Parties to consummate the transactions contemplated by this Agreement set forth in Section 8.2. Following the Closing, Contributor and Acquiror shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver. To the extent that any SUN Retail Asset cannot be transferred to Acquiror at the Closing or any transfer is later voided or diminished due to a cause of the type described in clauses (i), (ii) or (iii) of the first sentence of this Section 2.7, Contributor and Acquiror shall use commercially reasonable efforts to enter into such arrangements to provide to the parties the economic and operational equivalent of the transfer of such SUN Retail Asset to Acquiror as of the Closing and the performance by Contributor and Acquiror of their respective obligations with respect thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Contributor hereby represents and warrants to Acquiror, as of the date of this Agreement and as of the Closing Date, as follows:

Section 3.1 Organization and Qualification.

(a) Contributor is a limited liability company, duly organized and validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2014, conducted. Contributor has made available to Acquiror copies of its Governing Documents in effect as of the date of this Agreement.

(b) Contributor is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 3.2 Authority. Contributor has the requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which Contributor is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Contributor is a party and the consummation of the transactions contemplated hereby or thereby have been (and such Ancillary Documents to which Contributor is a party will be) duly authorized by all necessary limited liability company action on the part of Contributor and no other proceeding (including by its equityholders) on the part of Contributor is necessary to authorize this Agreement and the Ancillary Documents to which Contributor is a party or to consummate the transactions contemplated hereby or thereby. No vote of Contributor’s equityholders is required to approve this Agreement or for Contributor to consummate the transactions contemplated hereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Contributor is a party will be) duly and validly executed and delivered by Contributor and constitute a valid, legal and binding agreement of Contributor (assuming this Agreement has been and the Ancillary Documents to which Contributor is a party will be duly and validly authorized, executed and delivered by the other parties hereto and thereto), enforceable against Contributor in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.3 Consents and Approvals; No Violations. Except as have already been obtained or that will be obtained prior to the Closing, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Contributor of this Agreement or the Ancillary Documents to which Contributor is a party or the consummation by Contributor of the transactions contemplated hereby or thereby, except for those the failure of which to obtain or make would not have a material adverse effect on Contributor’s ownership of the Acquired Interests, or otherwise prevent or materially delay the Closing. Neither the execution, delivery and performance by Contributor of this Agreement or the Ancillary Documents to which Contributor is a party nor the consummation by Contributor of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Contributor’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which Contributor is a party or (c) violate any Order of any Governmental Entity having jurisdiction over Contributor, which in the case of any of clauses (b) through (c) above, would have a material adverse effect on Contributor’s ownership of the Acquired Interests, or otherwise prevent or materially delay the Closing.

Section 3.4 Title to the Acquired Interests. As of the date of this Agreement, Contributor directly owns of record and beneficially 68.42% of the membership interests in SUN LLC, and immediately following the Pre-Closing Transactions and at the Closing, Contributor will (a) directly own of record and beneficially 100% of the membership interests in SUN Retail and (b) indirectly, own beneficially and of record 100% of the membership interests in Sunmarks, and Contributor has or will have at the Closing good and marketable title to the Acquired Interests, free and clear of all Liens.

Section 3.5 Litigation. There is no Proceeding pending or, to Contributor’s knowledge, threatened against Contributor before any Governmental Entity which would or will have a material adverse effect on Contributor’s ownership of the Acquired Interests, or otherwise prevent or materially delay the Closing or otherwise prevent Contributor from complying with the terms and provisions of this Agreement. Contributor is not subject to any outstanding Order that would or will have a material adverse effect on Contributor’s ownership of the Acquired Interests, or otherwise prevent or materially delay the Closing.

Section 3.6 Brokers. No broker, finder, financial advisor or investment banker, other than Tudor, Pickering, Holt & Co. and Citigroup Global Markets Inc., is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Contributor or its Affiliates.

Section 3.7 Investigation; No Other Representations.

(a) Contributor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Unit Consideration and is capable of bearing the economic risk of such investment. Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Contributor is acquiring the Unit Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Unit Consideration. Contributor is not a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Unit Consideration in violation of applicable Law. Contributor acknowledges and understands that (i) the acquisition of the Unit Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Unit Consideration will, upon the issuance by Acquiror, be characterized as “restricted securities” under state and federal securities Laws. Contributor agrees that the Unit Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b) Contributor (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Acquiror Group, and (ii) has been furnished with or given full access to such documents and information about the Acquiror Group and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Contributor has received all materials relating to the business of the Acquiror Group that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by Acquiror herein or to otherwise evaluate the merits of the transactions contemplated hereby. Acquiror has answered to Contributor’s satisfaction all inquiries that Contributor and its representatives and advisors have made concerning the business of the Acquiror Group or otherwise relating to the transactions contemplated hereby.

(c) In entering into this Agreement, Contributor has relied solely upon its own investigation and analysis and the representations and warranties of the Acquiror Parties expressly contained in Article 6 and the Acquiror Certificate and Contributor acknowledges that, other than as set forth in this Agreement (as modified by the Schedules) and the certificates or other instruments delivered pursuant hereto, none of Acquiror, the members of the Acquiror Group or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Contributor or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement (other than, for the avoidance of doubt, as set forth in this Agreement) or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any member of the Acquiror Group heretofore or hereafter delivered to or made available to Contributor or any of its respective agents, representatives, lenders or Affiliates. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of any member of the Acquiror Group or Acquiror (other than, for the avoidance of doubt, as set forth in this Agreement as modified by the Schedules), and are not and shall not be deemed to be relied upon by such Contributor in executing, delivering and performing this Agreement and the transactions contemplated hereby.

Section 3.8 Management Projections and Budget. The projections and budget set forth on Schedule 3.8 provided to Acquiror by Contributor and Retail Parent as part of Acquiror’s review in connection with this Agreement and the Ancillary Documents were prepared by management of Contributor or Retail Parent in good faith based on assumptions that they believe to be reasonable as of the date of this Agreement and are consistent with Contributor’s or Retail Parent’s management’s expectations as of the date of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE SUBJECT ENTITIES

Contributor and Retail Parent, jointly and severally, hereby represent and warrant to Acquiror as follows, provided, that each representation and warranty with respect to SUN LLC is being made exclusively by Contributor and to the exclusive knowledge of Contributor for which the Acquiror has no knowledge:

Section 4.1 Organization and Qualification of the Subject Entities.

(a) Each Subject Entity is or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, will be a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, formation or organization, as applicable, and has or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, will have all requisite corporate, partnership, limited liability company or other applicable power and authority to own, lease and operate its properties and to carry on its businesses as presently, and as it has been since December 31, 2014, conducted.

(b) Each Subject Entity is or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, will be duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c) Contributor has or, in the case of SUN Retail, at the Closing, will have made available true and correct copies of the respective Governing Documents of each Subject Entity. There is no pending, or to the knowledge of Contributor, threatened action for the dissolution, liquidation or insolvency of any member of the Contributor Group or any Subject Entity.

Section 4.2 Capitalization of the Subject Entities, Subsidiaries.

(a) Immediately following the Pre-Closing Transactions and at the Closing, the SUN Retail Interest will comprise 100% of SUN Retail’s equity interests that are issued and outstanding, the SUN Retail Interest will have been duly authorized and validly issued and will be fully paid (to the extent required by the Governing Documents of SUN Retail) and free of preemptive rights, and no holder of the SUN Retail Interest will have any obligation to make capital contributions to SUN Retail by virtue of its ownership of such SUN Retail Interest. The SUN LLC Interest comprises 68.42% of SUN LLC’s equity interests that are issued and outstanding, the SUN LLC Interest has been duly authorized and validly issued and is fully paid (to the extent required by the Governing Documents of SUN LLC) and free of preemptive rights, and no holder of SUN LLC Interest has any obligation to make capital contributions to SUN LLC by virtue of its ownership of such SUN LLC Interest. The Sunmarks Interest comprises 100% of Sunmarks’ equity interests that are issued and outstanding, the Sunmarks Interest has been duly authorized and validly issued and is fully paid (to the extent required by the Governing Documents of Sunmarks) and free of preemptive rights, and no holder of the Sunmarks Interest has any obligation to make capital contributions to Sunmarks by virtue of its ownership of such Sunmarks Interest. Schedule 4.2(a) accurately and completely sets forth the capital structure of each Subject Entity at present or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, including the number of equity interests that are or will be authorized and which are or will be issued and outstanding. There are or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, will be no outstanding (i) other equity securities of any Subject Entity, (ii) securities of any Subject Entity convertible into or exchangeable for, at any time, equity securities of such entity, (iii) Contracts defining the rights of security holders of any Subject Entity or any Contract relating to the voting of any membership interests or other ownership interests of any Subject Entity, other than pursuant to its Governing Documents, or (iv) options, subscriptions, warrants, conversion rights or Contracts of any kind outstanding or other rights to acquire from any Subject Entity or obligations of any Subject Entity to issue, any equity securities or securities convertible into or exchangeable for equity securities of such entity. At the Closing, Contributor will deliver to Acquiror the Acquired Interests, free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws), and no Person has or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, will have any right to acquire any other equity securities of any Subject Entity or the right to payment in respect of the value of any equity security of any Subject Entity.

(b) Except as set forth on Schedule 4.2(b), no Subject Entity directly or indirectly owns or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, will own any equity or similar interest in, or any interest convertible into or exchangeable for, at any time, any equity interest or similar interest in, any Person. Each Subject Entity or a Subsidiary of such Subject Entity owns or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, will own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of such Subject Entity set forth on Schedule 4.2(b), free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid (to the extent required by the Governing Documents of the applicable Person) and nonassessable (except in the case of any Subsidiary that is a Delaware limited liability company, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware LLC Act).

Section 4.3 Authority. Each Subject Entity has or, in the case of SUN Retail, immediately following the Pre-Closing Transactions and at the Closing, will have the requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document, in each case, to which such Subject Entity is a party, and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Ancillary Documents, in each case, to which such Subject Entity is a party and the consummation of the transactions contemplated hereby or thereby have been (and the Ancillary Documents to which such Subject Entity is a party will be) duly authorized by all necessary limited liability company action on the part of such Subject Entity and no other proceeding on the part of such Subject Entity is necessary to authorize this Agreement and the Ancillary Documents to which such Subject Entity is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Subject Entity is a party will be) duly and validly executed and delivered by such Subject Entity and constitutes or will constitute a valid, legal and binding agreement of such Subject Entity (assuming that this Agreement has been and the Ancillary Documents to which such Subject Entity is a party will be duly and validly authorized, executed and delivered by Acquiror), enforceable against such Subject Entity in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.4 Contributor Financial Statements.

(a) Attached hereto as Schedule 4.4(a) are true and complete copies of the following financial statements (such financial statements, the “Contributor Financial Statements”): (i) the unaudited consolidated balance sheet of the SUN Retail Business as of December 31, 2014 and December 31, 2013 (excluding footnotes), and the related unaudited consolidated statements of income for the fiscal years then ended (excluding footnotes); and (ii) the unaudited consolidated balance sheet of the SUN Retail Business as of September 30, 2015 (the “Latest Contributor Balance Sheet”) (excluding footnotes), and the related unaudited consolidated statements of income for the nine-month period then ended (excluding footnotes).

(b) Except as set forth on Schedule 4.4(b), the Contributor Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except for the lack of all footnotes that would be necessary pursuant to GAAP, and (ii) fairly present, in all material respects, the consolidated financial position of the SUN Retail Business as of the dates thereof and its consolidated results of operations for the periods then ended.

(c) Except (i) as set forth set forth on Schedule 4.4(c), (ii) as and to the extent set forth on the Latest Contributor Balance Sheet and (iii) for liabilities and obligations (w) under this Agreement, (x) incurred in the ordinary course of business consistent with past practice since the date of the Latest Contributor Balance Sheet, (y) that will be included in the calculation of Net Working Capital as of the Closing Date or (z) that will be paid at Closing, the SUN Retail Business does not have any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) that is required by GAAP to be reflected or reserved against in a balance sheet of the SUN Retail Business (or in the notes thereto).

Section 4.5 Consents and Approvals; No Violations. No material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Subject Entity of this Agreement or the Ancillary Documents, in each case, to which such Subject Entity is a party, or the consummation by such Subject Entity of the transactions contemplated hereby or thereby. Neither the execution, delivery or performance by any Subject Entity of this Agreement or the Ancillary Documents to which any Subject Entity is a party nor the consummation by any Subject Entity of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of any Subject Entity’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Contract, Company Material Real Property Lease or Material Company Permit, (c) violate any Law applicable to any Subject Entity or Order of any Governmental Entity having jurisdiction over any Subject Entity or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Subject Entity, except in the case of clauses (b) through (c) above for those items which, individually or in the aggregate, would not have (or be reasonably expected to have) a Company Material Adverse Effect.

Section 4.6 Company Material Contracts.

(a) Except as set forth on Schedule 4.6(a) (all Contracts listed on Schedule 4.6(a) together with any other Contracts entered into in the ordinary course of business involving payments or receipts in excess of $3,000,000, collectively, the “Company Material Contracts”) and except for this Agreement and except for any Company Material Real Property Lease, none of the Subject Entities or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, the members of the Contributor Group is a party to or bound by, nor are any of their respective properties or assets bound by, any:

(i) Contract that provides non-compete arrangements with any individual or employee;

(ii) Contract under which any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group is a lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $3,000,000;

(iii) Contract under which any Subject Entity or with respect to the SUN Retail Assets, prior to the Pre-Closing Transactions, any member of the Contributor Group is a lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, as applicable, except for any Contract under which the annual rental payments do not exceed $3,000,000;

(iv) partnership agreements and joint venture agreements relating to any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group;

(v) Contract of indemnification or guaranty of any obligation for borrowed money or other material guaranty of any Person, including between any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group and any of their respective officers, directors or employees, in each case, other than any such agreements or guarantees that are entered into in the ordinary course of business;

(vi) Contract prohibiting any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group from freely engaging in any material business, including restrictions on any Subject Entity’s or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group’s ability to compete;

(vii) collective bargaining agreement;

(viii) Contract or group of related Contracts with the same party for the purchase of product, services, marketing or advertising, involving payments in excess of $3,000,000, except for agreements entered into in the ordinary course of business;

(ix) Contract or group of related Contracts with the same party for the sale of products, services, marketing or advertising, under which the undelivered balance of such products or services has a sales price in excess of $3,000,000, except for agreements entered into in the ordinary course of business;

(x) Contract evidencing or relating to any obligations of any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, with respect to the issuance, sale, repurchase or redemption of any equity securities;

(xi) Contract defining the rights of security holders or any Contract relating to the voting of any shares of capital stock or other ownership interests of any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group;

(xii) Contract pursuant to which any Affiliate of any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group has given any guaranty of payment or performance in favor of any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, respectively, or provided any other credit support for the benefit of any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, respectively;

(xiii) Contract with any Affiliate of any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group;

(xiv) Contract that relates to the disposition or acquisition of assets or properties by any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, outside of the ordinary course of business, or any merger or business combination with respect to any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, in each case, since January 1, 2014;

(xv) other Contract that involves the expenditure, payment or receipt of more than $3,000,000 in the aggregate and is not terminable by any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group party thereto, without penalty on notice of 90 days or less, except for agreements entered into in the ordinary course of business; or

(xvi) Contract that would be required to be filed by any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, in a Form 10-K filing pursuant to Item 601(b)(10) of Regulation S-K.

(b) Except as set forth on Schedule 4.6(b), each Company Material Contract is valid and binding on such Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, the member of the Contributor Group party thereto, and enforceable in accordance with its terms against such entity and, to the knowledge of Contributor, each other party thereto (subject, in each case, to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Immediately following the Pre-Closing Transactions, SUN Retail shall have all right, title and interest in and to each Company Material Contract allocated to, vested in, assigned to or transferred to it by operation of the Pre-Closing Transactions. Except as set forth on Schedule 4.6(b), since January 1, 2014, no Subject Entity or member of Contributor Group has received written notice of any default under any Company Material Contract which has not been cured. No Subject Entity or member of the Contributor Group is in breach or violation of or default under any Company Material Contract, and, to Contributor’s knowledge, no other party to any Company Material Contract is in breach or violation of or default under any such Contract. There does not exist any event which (with or without notice, passage of time, or both) would constitute a breach, violation of or default under any Company Material Contract (i) by the Subject Entity or the member of the Contributor Group party thereto, or (ii) to Contributor’s knowledge, by any counterparty thereto, in each case, which breach, violation or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Absence of Changes. Except as set forth on Schedule 4.7, since the date of the Latest Contributor Balance Sheet, (i) there has not been any Company Material Adverse Effect and (ii) the business of each Subject Entity and the SUN Retail Business has been conducted in the ordinary course substantially consistent with past practices. Since the date of the Latest Contributor Balance Sheet, no Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, member of the Contributor Group has:

(a) suffered any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property;

(b) revalued any of their respective assets, including writing off notes or accounts receivable other than in the ordinary course of business in amounts that are not, individually or in the aggregate, material to the business of such Subject Entity or such member of the Contributor Group, taken as a whole;

(c) made any capital expenditures or commitments therefor involving amounts that exceed $3,000,000 in the aggregate, except for capital expenditures (A) incurred in the ordinary course of business or (B) relating to the completion of those projects in progress set forth on Schedule 4.7(c);

(d) sold, leased, licensed, mortgaged, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business;

(e) suffered any extraordinary losses or canceled, waived, compromised or released any rights or claims involving amounts that exceed $3,000,000 in the aggregate;

(f) made any investment in or loan to any Person, or acquired any business or Person, by merger or consolidation, purchase or sale of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(g) issued, sold or otherwise permitted to become outstanding any capital stock, membership interests or other equity interests, or split, combined, reclassified, repurchased or redeemed any shares of its capital stock, membership interests, or other equity interests;

(h) materially modified, changed or terminated any Company Material Contract;

(i) adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;

(j) changed its accounting principles, practices or methods except as required or permitted by Law or GAAP; or

(k) authorized, agreed, resolved or committed to any of the foregoing.

Section 4.8 Litigation. Except as set forth on Schedule 4.8, there is no Proceeding pending or, to Contributor’s knowledge, threatened or under investigation against or affecting any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, any of their respective properties, assets or business, or, to Contributor’s knowledge, any of their respective current or former officers or directors, in their capacity as such, before any Governmental Entity, to the extent that such

Proceedings would exceed $500,000, individually, or $3,000,000 in the aggregate. Except as set forth on Schedule 4.8, no Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, member of the Contributor Group, nor any of their respective properties, assets or business, or, to Contributor’s knowledge, any of their respective current or former officers or directors, in their capacity as such, is subject to any outstanding Order.

Section 4.9 Compliance with Applicable Law. Except as set forth on Schedule 4.9, as of the date of this Agreement, each Subject Entity and, with respect to the SUN Retail Assets, each member of the Contributor Group holds, and immediately following the Pre-Closing Transactions and as of the Closing, each Subject Entity will hold, all material permits, licenses, approvals, certificates and other authorizations of and from all, and has made all declarations and filings with, Governmental Entities necessary for the lawful conduct of its business as presently conducted or ownership of its properties or assets (the “Material Company Permits”). As of the date of this Agreement, each Subject Entity and, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, each member of the Contributor Group is, and immediately following the Pre-Closing Transactions and as of the Closing, each Subject Entity will be, in material compliance with all such Material Company Permits. All such Material Company Permits are valid and in full force and effect in all material respects. Each Subject Entity and, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, each member of the Contributor Group, is not in and since January 1, 2014 has not been in, default or violation of any term, condition or provision of any such Material Company Permit applicable to it. There is no pending or, to Contributor’s knowledge, threatened Proceeding with respect to revocation, cancellation, suspension or nonrenewal of any such Material Company Permit. The business of each Subject Entity and the SUN Retail Business is operated in material compliance with all applicable Laws and Orders that are material to the operation of such business. To Contributor’s knowledge, no Subject Entity or, with respect to the SUN Retail Assets, member of the Contributor Group is under investigation with respect to any violation of any Laws or Orders that are material to the operation of its business. Since January 1, 2014, no Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, member of the Contributor Group has received written notice of or, to Contributor’s knowledge, been threatened to be charged with any violation of any applicable Laws and Orders that are material to the operation of the business of any Subject Entity or the SUN Retail Business. This Section 4.9 does not relate to environmental matters (which is the subject of Section 4.10), Tax matters (which is the subject of Section 4.11) or employee or employee benefit plan matters (which are the subject of Section 4.15).

Section 4.10 Environmental Matters.

(a) Except as set forth on Schedule 4.10:

(i) The Company Owned Real Property and the Company Leased Real Property and the operations conducted thereon by the applicable Subject Entity or member of the Contributor Group, are in material compliance with all applicable Environmental Laws.

(ii) Without limiting the generality of the foregoing, as of the date of this Agreement, each Subject Entity and, with respect to the SUN Retail Assets, each member of the Contributor Group holds and is in material compliance with, and immediately following the

Pre-Closing Transactions and as of the Closing, each Subject Entity will hold and be in material compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental Laws for their respective operations as currently conducted. All such permits are in full force and effect in all material respects.

(iii) No Subject Entity or, with respect to the SUN Retail Assets, any member of the Contributor Group has received any currently unresolved written notice of any violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Laws.

(iv) To such Contributor’s knowledge, there has been no release of any Hazardous Substance into the environment, on any of the Company Owned Real Property or Company Leased Real Property or that has migrated from any of the Company Owned Real Property or Company Leased Real Property other than releases that are not required to be reported to a Governmental Entity or any release for which any Subject Entity or member of the Contributor Group has received a no further action letter or similar clearance from the appropriate Governmental Entity.

(b) Schedule 4.10 contains a schedule of any and all pending or, to such Contributor’s knowledge, threatened Proceedings against any Subject Entity or member of the Contributor Group relating to the release of any hazardous substance, pollutant, contaminant or petroleum product into the environment or Laws designed to protect the environment, including claims for personal injury, property damage, natural resource damages, and cost recovery or contribution for costs to investigate or remediate any contamination attributable, in whole or in part, to contamination on any of the Company Owned Real Property or Company Leased Real Property or that has migrated from any of the Company Owned Real Property or Company Leased Real Property.

(c) Schedule 4.10 contains a schedule of any and all currently unresolved written violations or notices of violation of any covenant relating to Environmental Law received by any Subject Entity or, with respect to the SUN Retail Assets, any member of the Contributor Group since January 1, 2014: (A) by any landlord related to any Company Leased Real Property, (B) by any owner related to any Company Owned Real Property, or (C) from the beneficiary of any deed restriction or other restriction in connection with any Company Owned Real Property or Company Leased Real Property.

(d) Schedule 4.10 contains a list of all material insurance, indemnities, covenants, fixed-price remediation contracts, remediation agreements, state tank funds, escrows and other funds available with respect to remediation of any Company Owned Real Property or Company Leased Real Property under Environmental Laws for which any Subject Entity or member of the Contributor Group has liability or potential liability.

(e) This Section 4.10 and the related bring-down of such representation in the Company Certificate contain the sole and exclusive representations and warranties of Contributor with respect to environmental matters, including any matters arising under Environmental Laws. The disclosures in Schedule 4.10 contain the sole and exclusive exceptions to the representations and warranties made in this Section 4.10.

Section 4.11 Tax Matters. Except as set forth on Schedule 4.11:

(a) All material tax returns, information returns, statements, forms, filings and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed by or with respect to any Subject Entity, any assets of the Subject Entities, any operations of the Subject Entities, the SUN Retail Assets or the SUN Retail Business have been filed with the appropriate domestic federal, state, local or foreign Taxing Authorities and each such Tax Return is true, correct and complete in all material respects. All material Taxes owed or payable by any Subject Entity, Contributor or any of their respective Affiliates with respect to any Subject Entity, any assets or operations of the Subject Entities, the SUN Retail Assets or the SUN Retail Business that are or have become due have been timely paid in full.

(b) Each Subject Entity has complied, or, in the case of SUN Retail, immediately following consummation of the Pre-Closing Transactions, will comply, in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and has, in all material respects, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper governmental body all amounts required.

(c) There are no Liens (other than Liens for current period Taxes that are not yet due and payable) on any asset owned by the Subject Entities, SUN Retail Assets or the Acquired Interests that are attributable to any Tax liability or payment obligation.

(d) No Subject Entity has, or following the Pre-Closing Transactions, will have, liability as a transferee for any Taxes for a Pre-Closing Tax Period.

(e) There is no pending, or to the knowledge of Contributor, threatened, examination, investigation, audit, suit, action, claim or proceeding relating to Taxes with respect to any Subject Entity, any assets or operations of the Subject Entities, the SUN Retail Assets or the SUN Retail Business.

(f) There are no waivers of any statutes of limitations in respect of Taxes with respect to any Subject Entity, any assets or operations of the Subject Entities, the SUN Retail Assets or the SUN Retail Business, nor any extension of time in which any Tax may be assessed or collected by any Taxing Authority with respect to any Subject Entity, any assets or operations of the Subject Entities, the SUN Retail Assets or the SUN Retail Business.

(g) There are no written notices of proposed adjustments, deficiencies, underpayments of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn with respect to any Subject Entity, any assets or operations of the Subject Entities, the SUN Retail Assets or the SUN Retail Business.

(h) Each of SUN LLC and Sunmarks currently is, and has been since its inception, and at all times through the Closing, will be, classified as a “disregarded entity” or a “partnership” for federal income tax purposes. SUN Retail will be, at all times from its inception through the Closing, classified as a “disregarded entity” for federal income tax purposes.

(i) No written claim has been received by any Subject Entity from any Taxing Authority in a jurisdiction where such entity does not file Tax Returns that a Subject Entity is or may be subject to taxation by that jurisdiction.

(j) No Subject Entity has been, or following the Pre-Closing Transactions, will be, a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) or similar provision of state, local or foreign Law.

(k) No Subject Entity is, or following the Pre-Closing Transactions, will be, a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements with any Person (other than an agreement or arrangement that is not principally Tax motivated, such as a purchase and sale contract that includes a tax indemnity).

(l) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Subject Entity.

The disclosures in Schedules 4.11 contain the sole and exclusive exceptions to the representations and warranties made in this Section 4.11.

Section 4.12 Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Subject Entity.

Section 4.13 Title to Properties and Assets. Except as to matters that would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, each Subject Entity and, with respect to the SUN Retail Assets, each member of the Contributor Group has, and immediately following the Pre-Closing Transactions and as of the Closing, each Subject Entity will have all title to or rights or interests in all real property and personal property, free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

Section 4.14 Transactions with Affiliates. Schedule 4.14 sets forth all Contracts between any Subject Entity or, with respect to the SUN Retail Assets prior to the Pre-Closing Transactions, any member of the Contributor Group, on the one hand, and their respective Affiliates (other than any employee of any Subject Entity or member of the Contributor Group who is not an officer of any Subject Entity or member of the Contributor Group, respectively), on the other hand. Except as disclosed in Schedule 4.14 and to such Contributor’s knowledge, no Subject Entity, member of the Contributor Group (with respect to the SUN Retail Assets) or their respective Affiliates, directors, officers or employees (a) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Subject Entity or member of the Contributor Group which is a material client, supplier, Dealer, customer, lessor, lessee or competitor of any Subject Entity or member of the Contributor Group, respectively) or (b) owns any property right, tangible or intangible, which is used by any Subject Entity or member of the Contributor Group in the conduct of its respective business. Ownership of five (5) percent or less of any class of securities of a company or other entity whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 4.14.

Section 4.15 Employees and Employee Benefit Plans.

(a) Each Subject Entity (and each of their predecessors) does not and has not sponsored or contributed to, is not and has not been required to contribute to, is not and has not been a participating employer in or, except with respect to SUN LLC and its cost reimbursement obligations pursuant to Article IV of the Secondment Agreement, does not have any liability with respect to any Employee Benefit Plan. None of the Subject Entities has any employees except for Karl R. Fails, who is an employee of SUN LLC, and except for those employees employed by SUN LLC in joint employment relationships with SUN R&M pursuant to the Secondment Agreement.

(b) Schedule 4.15(b) sets forth a true and complete list of each Employee Benefit Plan that is currently sponsored, maintained, contributed to by or required to be contributed to by any Subject Entity (each such plan, a “Company Benefit Plan”).

(c) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, contractor or consultant of any Subject Entity to severance pay or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any Subject Entity to merge, amend or terminate any Company Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan; or (v) result in the forgiveness of any indebtedness of any current or former director, officer, employee, contractor or consultant.

(d) No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Subject Entity has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(e) Each Subject Entity is in compliance in all material respects with applicable Law respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health.

Section 4.16 Subject Entity Assets. Since January 1, 2014, the SUN Retail Assets and the assets of each Subject Entity have been maintained and repaired in all material respects in the same manner as a prudent operator would maintain and repair such assets and have been used by such Subject Entity or member of the Contributor Group, as applicable, in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear. The SUN Retail Assets and the assets of each Subject Entity are adequate to conduct the business of the respective Subject Entity as of the Closing in all material respects substantially in accordance with past practices.

Section 4.17 SUN LLC Financial Statements.

(a) To Contributor’s knowledge, attached hereto as Schedule 4.17(a) are true and complete copies of the following financial statements (such financial statements, the “SUN LLC Financial Statements”): (i) the unaudited consolidated balance sheet of SUN LLC as of December 31, 2014 and December 31, 2013 (excluding footnotes), and the related unaudited consolidated statements of income for the fiscal years then ended (excluding footnotes); and (ii) the unaudited consolidated balance sheet of SUN LLC as of September 30, 2015 (the “Latest SUN LLC Balance Sheet”) (excluding footnotes), and the related unaudited consolidated statements of income for the nine-month period then ended (excluding footnotes).

(b) Except as set forth on Schedule 4.17(b) to Contributor’s knowledge, the SUN LLC Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except for the lack of all footnotes that would be necessary pursuant to GAAP, and (ii) fairly present, in all material respects, the consolidated financial position of SUN LLC as of the dates thereof and its consolidated results of operations for the periods then ended.

(c) Except (i) as set forth set forth on Schedule 4.17(c), (ii) as and to the extent set forth on the Latest SUN LLC Balance Sheet and (iii) for liabilities and obligations (w) under this Agreement, (x) incurred in the ordinary course of business consistent with past practice since the date of the Latest SUN LLC Balance Sheet, or (y) that will be paid at Closing, to Contributor’s knowledge, SUN LLC does not have any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise) that is required by GAAP to be reflected or reserved against in a balance sheet of SUN LLC (or in the notes thereto).

Section 4.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY CONTRIBUTOR AND RETAIL PARENT IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5 OF THIS AGREEMENT AND THE COMPANY CERTIFICATE, THE ACQUIRED INTERESTS AND THE ASSETS OF THE SUBJECT ENTITIES ARE BEING ACQUIRED ON AN AS-IS, WHERE-IS BASIS AND CONTRIBUTOR DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE CONTRIBUTED GROUP AND ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF RETAIL PARENT

Retail Parent hereby represents and warrants to Acquiror, as follows:

Section 5.1 Organization and Qualification.

(a) Each of Retail Parent and the members of the Contributor Group is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware (with respect to Retail Parent and Atlantic Refining) or the Commonwealth of Pennsylvania (with respect to SUN R&M) and has all requisite corporate power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2014, conducted. Retail Parent has made available to Acquiror copies of its and the Contributor Group’s Governing Documents in effect as of the date of this Agreement.

(b) Each of Retail Parent and the members of the Contributor Group is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2 Authority.

(a) Retail Parent has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been (and such Ancillary Documents to which it is a party will be) duly authorized by all requisite action on the part of Retail Parent and no further consent, approval or action is required by or from Retail Parent or any of its equityholders or creditors in connection with the transactions contemplated hereby and thereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Retail Parent is a party will be) duly and validly executed and delivered by Retail Parent and constitutes a valid, legal and binding agreement of Retail Parent (assuming this Agreement has been and the Ancillary Documents to which it is a party will be duly and validly authorized, executed and delivered by the other parties hereto and thereto), enforceable against Retail Parent in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) Each member of the Contributor Group has the requisite corporate power and authority to deliver the Ancillary Documents to which it is a party and Retail Parent will use its best efforts to cause the consummation of the transactions contemplated by this Agreement and the Ancillary Documents by itself and its Affiliates.

Section 5.3 Consents and Approvals; No Violations. Except as those that will be required in connection with the Pre-Closing Transactions, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Retail Parent or any member of the Contributor Group of this Agreement or the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby. Neither the execution, delivery and performance by Retail Parent or any member of the Contributor Group of this Agreement or the Ancillary Documents to which it is a party nor the consummation by it of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Retail Parent’s or any member of the Contributor Group’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreements to which Retail Parent or any member of the Contributor Group is a party, or (c) violate any Order of any Governmental Entity having jurisdiction over Retail Parent or any member of the Contributor Group or any of their respective properties or assets, which in the case of any of clauses (b) through (c) above, would prevent or materially delay the Closing.

Section 5.4 Title to SUN R&M, Sunmarks and Atlantic Refining. Retail Parent directly or indirectly owns of record and beneficially (a) 100% of the membership interests in SUN R&M, (b) 100% of the membership interests in Sunmarks and (c) 100% of the membership interests in Atlantic Refining, and Retail Parent has good and marketable title to such interests, free and clear of all Liens.

Section 5.5 Litigation. There is no Proceeding pending or, to Retail Parent’s knowledge, threatened against Retail Parent before any Governmental Entity which would or will have a material adverse effect on Retail Parent’s ownership of the SUN Retail Interest, or otherwise prevent or materially delay the Closing or otherwise prevent Retail Parent from complying with the terms and provisions of this Agreement. Retail Parent is not subject to any outstanding Order that would or will have a material adverse effect on Retail Parent’s ownership of the SUN Retail Interest, or otherwise prevent or materially delay the Closing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES

Acquiror hereby represents and warrants to Contributor as follows:

Section 6.1 Organization and Qualification.

(a) Acquiror is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited partnership power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2014, conducted. Acquiror has made available to Contributor copies of its Governing Documents in effect as of the date of this Agreement.

(b) The General Partner is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite company power and authority to own, lease and operate its properties and carry on its businesses as presently, and as it has been since December 31, 2014, conducted. The General Partner has made available to Contributor copies of its Governing Documents in effect as of the date of this Agreement.

(c) Each member of the Acquiror Group is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have an Acquiror Material Adverse Effect

Section 6.2 Authority. Each Acquiror Party has the requisite limited partnership or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Documents to which each Acquiror Party is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which any Acquiror Party is a party and the consummation of the transactions contemplated hereby and thereby have been (and the Ancillary Documents to which any Acquiror Party is a party will be) duly authorized by all requisite limited partnership or limited liability company power or other organizational action on the part of such Acquiror Party and no further consent, approval or action is required by or from either Acquiror Party or any of their respective equityholders or creditors in connection with the transactions contemplated hereby and thereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which any Acquiror Party is a party will be) duly and validly executed and delivered by the Acquiror Party party thereto and constitutes a valid, legal and binding agreement of such Acquiror Party (assuming this Agreement has been and the Ancillary Documents to which any Acquiror Party is a party will be duly and validly authorized, executed and delivered by Contributor and Contributor Guarantor, to the extent a party thereto), enforceable against the applicable Acquiror Parties in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 6.3 Consents and Approvals; No Violations. Except for those that have been obtained or made prior to the date hereof, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Acquiror Parties of this Agreement or the Ancillary Documents to which any Acquiror Party is a party or the consummation by the Acquiror Parties of the transactions contemplated hereby. None of the execution, delivery and performance by the Acquiror Parties of this Agreement or the Ancillary Documents to which any Acquiror Party is a party nor the consummation by the Acquiror Parties of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Acquiror Party’s Governing Documents, (b) other than, with respect to performance, as set forth on Schedule 6.3, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease or other instrument to which any member of the Acquiror Group is a party, or (c) violate any Order of any Governmental Entity having jurisdiction over any member of the Acquiror Group or any of their respective properties or assets, which in the case of any of clauses (b) through (c) above, would have a Acquiror Material Adverse Effect.

Section 6.4 Valid Issuance; Listing.

(a) At Closing, the offer and sale of the Unit Consideration will have been duly authorized by the Acquiror Parties pursuant to the Acquiror Partnership Agreement, and when issued and delivered to Contributor in accordance with the terms of this Agreement and the Acquiror Partnership Agreement, the Unit Consideration will be validly issued, fully paid (to the extent required by the Acquiror Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free and clear of all Liens (other than restrictions on transfer imposed by applicable federal, state and other securities Laws and other than as provided in the Acquiror Partnership Agreement).

(b) The currently outstanding Acquiror Common Units are listed on the New York Stock Exchange, and Acquiror has not received any notice of delisting.

Section 6.5 Financial Statements.

(a) Acquiror has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Acquiror with the Securities and Exchange Commission (the “SEC”) since December 31, 2013 (such documents being collectively referred to as the “Acquiror SEC Documents”).

(b) Each of the Acquiror SEC Documents (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquiror SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the financial statements of Acquiror included in the Acquiror SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Acquiror as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments and accruals and the absence of notes and other textual disclosures as permitted by Form 10-Q of the SEC.

Section 6.6 Absence of Changes. Except as set forth in any of the Acquiror SEC Documents, since the date of the Latest Acquiror Balance Sheet, there has not been any Acquiror Material Adverse Effect.

Section 6.7 Litigation. Except as set forth on Schedule 6.7, there is no Proceeding pending or, to Acquiror’s knowledge, threatened or under investigation against or affecting any member of the Acquiror Group, any of their respective properties, assets or business, or, to Acquiror’s knowledge, any of their respective current or former officers or directors, in their capacity as such, before any Governmental Entity, to the extent that such Proceedings would exceed $500,000, individually, or $3,000,000 in the aggregate. Except as set forth on Schedule 6.7, no member of the Acquiror Group, nor any of their respective properties, assets or business, or, to Acquiror’s knowledge, any of their respective current or former officers or directors, in their capacity as such, is subject to any outstanding Order.

Section 6.8 Tax Matters. Since the date of its formation, Acquiror has been classified as a partnership for federal income tax purposes, and as of the Closing Date, 90% or more of Acquiror’s gross income is from “qualifying income” sources (as defined in Section 7704(d) of the Code).

Section 6.9 Brokers. No broker, finder, financial advisor or investment banker, other than Perella Weinberg Partners LP (which will be paid by Acquiror), is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of any member of the Acquiror Group or any of their respective Affiliates for which Contributor or the Subject Entities may become liable.

Section 6.10 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, no member of the Acquiror Group (excluding the Subject Entities after the Closing) will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

Section 6.11 Investigation; No Other Representations.

(a) Acquiror and PropCo each has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Interests and is capable of bearing the economic risk of such investment. Acquiror and PropCo are each an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. PropCo is acquiring the Acquired Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Interests. Neither Acquiror nor PropCo is a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Interests in violation of applicable Law. Acquiror and PropCo acknowledge and understand that (i) the acceptance of the Acquired Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Acquired Interests will, upon their contribution by Contributor, be characterized as “restricted securities” under state and federal securities Laws. Acquiror and PropCo agree that the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

(b) Acquiror, on its behalf and on behalf of PropCo, (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Subject Entities and the Contributor Group (with respect to the SUN Retail Assets), and (ii) has been furnished with or given full access to such documents and information about the Subject Entities and their respective businesses and operations, and the SUN Retail Business, as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Acquiror, on its behalf and on behalf of PropCo, has received all materials relating to the business of the Subject Entities and the SUN Retail Business that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Subject Entities or Contributor herein or to otherwise evaluate the merits of the transactions contemplated hereby. Contributor, Contributor Group and the Subject Entities have answered to Acquiror’s satisfaction all inquiries that Acquiror and its representatives and advisors have made on its behalf or on behalf of PropCo concerning the business of the Subject Entities and the SUN Retail Business or otherwise relating to the transactions contemplated hereby.

(c) In entering into this Agreement, Acquiror has relied solely upon its own investigation and analysis and the representations and warranties of Contributor, the Subject Entities, Retail Parent and the Contributor Group expressly contained in Article 3, Article 4 and Article 5, respectively, and the Company Certificate and Acquiror acknowledges that, other than as set forth in this Agreement (as modified by the Schedules) and the certificates or other instruments delivered pursuant hereto, none of the Subject Entities, the Contributor Group, Retail Parent, Contributor, or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Acquiror or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement (other than, for the avoidance of doubt, as set forth in this Agreement) or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Subject Entities heretofore or hereafter delivered to or made available to Acquiror or any of its respective agents, representatives, lenders or Affiliates. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or to include representations or warranties of the Subject Entities, the Contributor Group, Retail Parent or Contributor (other than, for the avoidance of doubt, as set forth in this Agreement as modified by the Schedules), and are not and shall not be deemed to be relied upon by Acquiror in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE 7

COVENANTS

Section 7.1 Conduct of Business.

(a) Of the Subject Entities. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 9, Retail Parent shall cause SUN Retail and the Contributor Group (with respect to the SUN Retail Assets) to, except as consented to in writing by Acquiror

(which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its goodwill and business organization and to preserve the present commercial relationships with key Persons with whom it does business (including customers, Dealers, suppliers, employees and others having material business dealings with it), (c) use commercially reasonable efforts to maintain its material assets and properties, (d) use commercially reasonable efforts to perform in all material respects and materially comply with the Company Material Contracts and materially comply with all applicable Laws and Orders and (e) not do any of the following:

(i) take or omit to take any action that would reasonably be expected to result in a Company Material Adverse Effect;

(ii) declare or pay a dividend on, or make any other distributions in respect of, its equity securities except Tax distributions to Contributor and other dividends declared and paid in a manner consistent with past practice;

(iii) issue, sell or deliver any capital stock, membership interests or other equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock, membership interests or other equity securities;

(iv) effect any recapitalization, reclassification, stock or unit dividend, stock or unit split or like change;

(v) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business consistent with past practices;

(vi) adopt any amendments to its Governing Documents;

(vii) sell, lease, assign, license, abandon, allow to lapse, transfer or otherwise dispose of, or mortgage, pledge or permit the incurrence of any Lien on, any material assets, including Company Real Property, other than sales of products, inventory or services in the ordinary course of business consistent with past practice;

(viii) authorize any new capital expenditures or commitments exceeding $500,000 per expenditure or commitment or $2,500,000 in the aggregate for all such expenditures and commitments, except for capital expenditures incurred in the ordinary course of business;

(ix) except as in the ordinary course of business, hire any executives or terminate the services of any existing executives, increase, accelerate or provide for additional compensation, benefits (fringe or otherwise) or other rights to any current or former employee, adopt, amend, terminate or otherwise become liable with respect to any Employee Benefit Plan that is or would be a Company Benefit Plan, or agree to do any of the foregoing;

(x) except as in the ordinary course of business, grant, agree to grant, or amend or modify any grant or agreement to grant, any severance, termination or retention payment to any current or former employee;

(xi) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(xii) incur or permit to exist any indebtedness for borrowed money (which shall be understood to exclude, for the avoidance of doubt, capital lease and operating lease obligations, obligations of variable interest entities for which such entity has no obligation and trade payables, in each case, whether or not such obligations are required to be accounted for as debt);

(xiii) change its accounting policies or procedures except to the extent required to conform with GAAP, or change its fiscal year;

(xiv) settle or compromise any pending Proceedings except in the ordinary course of business consistent with past practice;

(xv) terminate or cancel any material insurance policy naming any Subject Entity as its beneficiary or a loss payee;

(xvi) materially change the nature or scope of its business or enter into a new line of business;

(xvii) materially modify, change, renew, extend or terminate any Company Material Contract, other than renewals or extensions in the ordinary course of business;

(xviii) make or change any material Tax election or Tax method of accounting, enter into any agreement relating to Taxes, including closing agreements with Taxing Authorities, or settle or compromise any material Tax claim or liability; or

(xix) agree in writing or otherwise to do anything contained in this clause (a).

(b) Of the Acquiror Parties. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 9, the Acquiror Parties shall, and shall cause SUN LLC to, except as consented to in writing by Contributor (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto), (b) use commercially reasonable efforts to preserve substantially intact its goodwill and business organization and to preserve the present commercial relationships with key Persons with whom it does business (including customers, Dealers, suppliers, employees and others having material business dealings with it), (c) use commercially reasonable efforts to maintain its material assets and properties, (d) use commercially reasonable efforts to perform in all material respects and materially comply with the Company Material Contracts and materially comply with all applicable Laws and Orders and (e) not do any of the following:

(i) take or omit to take any action that would reasonably be expected to result in an Acquiror Material Adverse Effect or a Company Material Adverse Effect;

(ii) declare or pay a dividend on, or make any other distributions in respect of, its equity securities except Tax distributions by SUN LLC to Contributor or SPOC and other dividends and distributions declared and paid in a manner consistent with past practice;

(iii) issue, sell or deliver any capital stock, membership interests or other equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of its capital stock, membership interests or other equity securities except to reduce outstanding debt or pursuant to any existing Employee Benefit Plans;

(iv) effect any recapitalization, reclassification, stock or unit dividend, stock or unit split or like change;

(v) acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business consistent with past practices;

(vi) adopt any amendments to its Governing Documents;

(vii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

(viii) agree in writing or otherwise to do anything contained in this clause (b).

Section 7.2 Tax Matters.

(a) Contributor shall prepare and file (or cause to be prepared and filed) all Tax Returns of the Retail Entities or with respect to the SUN Retail Assets, and pay or cause to be paid all Taxes shown as due thereon, with the appropriate federal, state, local and foreign Taxing Authorities due on or before the Closing Date. Contributor shall allow the Acquiror Parties to review, comment upon and reasonably approve without undue delay any such Tax Returns at least fifteen (15) days before the filing of such Tax Returns. Contributor will cause such Tax Returns (as revised to incorporate the Acquiror Parties reasonable comments) to be timely filed and will provide a copy to the Acquiror Parties.

(b) Acquiror shall prepare and file, or cause to be prepared and filed, all Pre-Closing Tax Period Tax Returns required to be filed by the Subject Entities after the Closing Date, and Tax Returns required to be filed by the Subject Entities relating to tax periods that commence before the Closing Date and end after the Closing Date (“Straddle Periods”). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Acquiror shall allow Contributor to review, comment upon and reasonably approve without undue delay any such Tax Returns at least fifteen (15) days before the filing of such Tax Returns. Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Tax Returns, Contributor will pay to (or at the direction of) Acquiror the amount of any Taxes shown as due on such Tax Returns that are allocable to a Pre-Closing Tax Period. Acquiror will cause such Tax Return (as revised to incorporate Contributor’s reasonable comments) to be timely filed and will provide a copy to Contributor.

(c) Unless required by applicable Law, Acquiror shall not make any elections or file (or cause or permit the Subject Entities to file) any amended Tax Return by or on behalf of the Subject Entities with respect to any Pre-Closing Tax Period without Contributor’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

(d) Acquiror and Contributor shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation, filing and execution of Tax Returns (including Tax Returns of Contributor with respect to the business activities of the Subject Entities) and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Subject Entities or the assets of the Subject Entities or the SUN Retail Assets for any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such Tax Proceeding. Contributor agrees to retain all books and records with respect to Tax matters pertinent to the Subject Entities until six (6) months following the expiration of the statute of limitations (and any extensions thereof) of the respective Pre-Closing Tax Periods. Contributor shall have the right to settle, compromise or litigate any matter described above in this subsection (d) that could give rise to an indemnification obligation on the part of Contributor pursuant to this Agreement. Acquiror and Contributor further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).

(e) The amount of all Pre-Closing Tax Refunds of the Subject Entities for all Pre-Closing Tax Periods shall be the property of Contributor. The Subject Entities will not, and Acquiror will not permit the Subject Entities to, forfeit, fail to collect or otherwise minimize any Pre-Closing Tax Refund whether through any election to carry forward a net operating loss or otherwise (regardless of whether Acquiror or the Subject Entities otherwise is legally permitted to take such action). Acquiror shall pay to Contributor any Pre-Closing Tax Refund, together with any interest thereon, received after the Closing Date within fifteen (15) days of such receipt. A Pre-Closing Tax Refund shall be “received” for purposes of this Agreement (i) on the day of receipt of any actual refund of Taxes or (ii) on the day of filing of any Tax Return that applies what would have been a Pre-Closing Tax Refund to the payment of Taxes for another taxable period.

(f) The Parties do not expect that the transfer of Acquired Interests pursuant to this Agreement will result in any state and local transfer, sales, use, registration, stamp or other similar Taxes (“Transfer Taxes”). However, if any Transfer Taxes are imposed on the transfer of the Acquired Interests pursuant to this Agreement, such Transfer Taxes shall be borne equally by Acquiror, on the one hand, and Contributor, on the other hand. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 7.3 Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 9, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which a Subject Entity or Contributor Group member is subject, such entity shall, or Contributor or Retail Parent shall cause such entity to, as applicable, provide to the Acquiror Parties and their authorized representatives during normal business hours reasonable access to all books and records of such entity (in a manner so as to not unreasonably interfere with the normal business operations of such entity) and such Subject Entity or Contributor Group member shall, or Contributor or Retail Parent shall cause such entity, as applicable, to furnish promptly to Acquiror Parties and their representatives such information concerning their business, properties, Contracts, assets, liabilities and employees as the Acquiror Parties and their representatives may reasonably request; provided, that in no event shall the foregoing include any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation nor may the Acquiror Parties require that such Phase II environmental investigation be conducted.

Section 7.4 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, Contributor, SUN LLC and each Acquiror Party shall use, and Contributor or Retail Parent, as applicable, shall cause the Retail Entities and the Contributor Group, as applicable, to use, commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the Pre-Closing Transactions and the satisfaction, but not waiver, of the closing conditions set forth in Article 8). Contributor, SUN LLC and each Acquiror Party shall use, and Contributor or Retail Parent, as applicable, shall cause the Retail Entities and the Contributor Group to use, and Acquiror shall cause SUN LLC and each Acquiror Party to use, commercially reasonable efforts to obtain consents of all Governmental Entities or other third parties necessary to consummate the transactions contemplated by this Agreement (including the Pre-Closing Transactions). All costs incurred in connection with obtaining such consents shall be borne by the Party incurring such costs and, in no event, shall Contributor, any of its respective Affiliates or any member of the Contributor Group or any Subject Entity be required to make any payments (other than routine administrative fees, contractual change of control payments and attorneys’ fees) or provide other types of consideration in order to seek or facilitate the obtaining of any such consents.

(b) In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(c) Contributor and the Acquiror Parties shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Contributor and each Acquiror Party agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or discussion.

Section 7.5 Public Announcements. The Acquiror Parties, on the one hand, and Retail Parent and Contributor, on the other hand, shall consult with one another and seek one another’s prior written consent before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and prior written consent; provided that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance.

Section 7.6 Documents and Information. After the Closing Date, the Acquiror Parties shall, and cause the Subject Entities to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Subject Entities in existence on the Closing Date and make the same available for inspection and copying by Contributor (at Contributor’s expense) during normal business hours of the Subject Entities, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Acquiror Parties or the Subject Entities without first advising Contributor in writing and giving Contributor a reasonable opportunity to obtain possession thereof.

Section 7.7 Contributor Guarantees.

(a) From and after Closing, Contributor shall maintain, or cause to be maintained, the guarantees of Contributor and/or its Affiliates (other than the Subject Entities) in favor of the Subject Entities and/or their respective properties or assets, as set forth on Schedule 7.7 (collectively, the “Contributor Guarantees”).

(b) For such period as Contributor or any of its Affiliates remains a guarantor under any Contributor Guarantee after the Closing, (i) Acquiror shall, or shall cause the applicable Subject Entity to, indemnify, defend, and hold harmless Contributor and its Affiliates from and against any Loss suffered by Contributor or any of its Affiliates that results from and, arises out of, or relates to any such Contributor Guarantee, (ii) Acquiror Parties shall not cause such Subject Entity, without the written consent of Contributor, to enter into (A) any expansion, renewal or extension of the underlying Contract that is subject to the Contributor Guarantee unless such Subject Entity shall first obtain a release of such Contributor Guarantee or (B) any other amendment or modification of the underlying Contract that is subject to the Contributor Guarantee in a way which would affect the related Contributor Guarantee in any way without the prior written consent of Contributor and (iii) Contributor shall not, without the written consent of Acquiror, enter into any amendment, expansion, modification, renewal or extension of any such Contributor Guarantee.

Section 7.8 Notices; Schedule Supplements.

(a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 9, each Party shall notify each other Party in writing of (i) any Company Material Adverse Effect (in the case the notifying Party is Contributor) or any Acquiror Material Adverse Effect (in the case the notifying Party is a Acquiror Party), (ii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, any representation or warranty of Contributor hereunder (in the case the notifying Party is Contributor) or any Acquiror Party hereunder (in the case the notifying Party is a Acquiror Party), not being true and correct, in each case, to the extent the fact, circumstance, event or action underlying such breach has occurred on or prior to the date hereof, or (iii) any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article 8 to be satisfied.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 9, Contributor may, within five (5) Business Days of obtaining actual knowledge of the occurrence of the matter being disclosed, prepare and deliver to Acquiror supplements and/or amendments to the disclosure schedules to this Agreement (the “Schedules”) (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in Article 3, Article 4 and Article 5, in each case, such supplement, amendment or new Schedule being referred to as an “Update”) only with respect to matters first occurring after the date hereof and which matters do not result from a breach of any covenants required to be performed or complied with by the Subject Entities or Contributor under this Agreement, and each such Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than (except for Updates reflecting matters permitted under Section 7.1 or otherwise required under this Article 7) for purposes of the conditions set forth in Section 8.2; provided that, in the event that the disclosure of the facts, circumstances and events included in such Update would give Acquiror the right to elect to terminate this Agreement pursuant to Section 9.1 if the 20-day cure period described therein had lapsed and Acquiror does not make such election within ten (10) Business Days of its receipt of such Update, such Update shall be deemed to be an amendment to this Agreement for all purposes hereof, including with respect to the conditions set forth in Section 8.2.

Section 7.9 Restrictions on Transfer. Prior to the Closing or the earlier termination of this Agreement pursuant to Article 9, Contributor and Retail Parent shall (and in the case of Retail Parent, shall cause the Contributor Group to) not sell, transfer, contribute, pledge, distribute or otherwise dispose of or incur any Liens on any Acquired Interests owned by Contributor, Retail Parent, or the Contributor Group, as applicable, or agree to do any of the foregoing.

Section 7.10 Financing.

(a) Acquiror shall use commercially reasonable efforts to take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things necessary, proper and advisable to (i) obtain debt or equity financing, or a combination thereof, that is on such terms and conditions as may be reasonably acceptable to Acquiror, the net proceeds of which are greater than or equal to the amount set forth on Schedule 7.10 (the “Financing” and the lenders and other persons providing or requested to provide such Financing, the “Financing Providers”), and (ii)(A) negotiate and execute definitive agreements with respect to the Financing (the “Financing Agreements”) on terms and conditions reasonably acceptable to Acquiror, which terms and conditions shall not be in violation of any of the covenants or agreements of Acquiror contained herein, and deliver to Contributor a copy thereof as promptly as practicable (and no later than four (4) Business Days) after such execution (but in any event, prior to the Closing); (B) satisfy on a timely basis, or obtain a timely waiver of, all conditions in the Financing Agreements that are within the control of Acquiror; (C) comply with the obligations of Acquiror under the Financing Agreements; and (D) consummate the Financing at or prior to the Closing, but no more than ninety (90) days prior to the Closing. Acquiror’s obligations under this Section 7.10 shall include using commercially reasonable efforts to seek the Financing from alternative financing sources in the event any financing sources that may be initially contacted by Acquiror are unable to provide the Financing.

(b) Acquiror shall use commercially reasonable efforts to keep Contributor and Contributor Guarantor informed with respect to all material activity concerning the status of the Financing and shall give Contributor and Contributor Guarantor prompt notice of any material adverse change with respect to such Financing.

(c) Without limiting Acquiror’s obligations set forth in this Section 7.10, prior to the Closing, Acquiror and Contributor shall cooperate, and shall use its commercially reasonable efforts to cause its respective officers, employees, representatives, auditors, and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of the Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of business of the Parties or their respective Affiliates), including, if necessary, (i) participation in meetings, drafting sessions, rating agency presentations, due diligence sessions, and “road show” and other customary marketing presentations; (ii) assisting any financing sources in the preparation of (A) one or more customary offering documents and documents to be filed with the SEC in connection with the Financing and (B) materials for rating agency presentations; (iii) using commercially reasonable efforts to obtain surveys and title insurance reasonably requested by financing sources; (iv) using reasonable best efforts to obtain such UCC, bankruptcy, litigation and similar lien searches reasonably requested by Acquiror and consistent with the requirements of Acquiror or its lenders; (v) taking all reasonably required corporate actions, subject to the consummation of the Closing, to permit the consummation of the Financing; (vi) providing authorization letters to any financing sources authorizing the distribution of information to prospective lenders and containing a customary representation to the arranger of any financing that the information contained in any offering document or information memorandum relating to the members of the Contributor Group (with respect to the SUN Retail Assets) or the Subject Entities does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (vii) causing the appropriate authorized representatives of the Contributor Group (with respect to the SUN Retail Assets) or the Retail Entities to execute and delivery any pledge and security documents, definitive financing documents or other certificates or documents as may be reasonably requested by Acquiror or otherwise facilitate the pledging of collateral for delivery at the consummation of the Financing on and as of the Closing (unless otherwise specified); (viii) cause the appropriate authorized representatives of the Contributor Group (with respect to the SUN Retail Assets) or the Retail Entities to execute and deliver any credit agreements or indentures or other definitive financing documents on terms satisfactory to Acquiror on and as of the Closing; (ix) at least five (5) days prior to the Closing, providing all documentation and other information about the Contributor Group (with respect to the SUN Retail Assets) or the Retail Entities as is reasonably requested in writing by Buyer which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT; and (x) cooperating reasonably with the financing sources’ due diligence of the members of the Contributor Group (with respect to the SUN Retail Assets) or the Subject Entities, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Parties and their respective Affiliates. Any information provided by the Parties in connection with seeking the Financing (which must be furnished in writing) shall be prepared in good faith and shall, be free of any material misstatements or omissions.

(d) In addition, Contributor shall: (i) use its commercially reasonable efforts to cause its independent accountants to provide a letter or letters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information of the members of the Contributor Group (with respect to the SUN Retail Assets) or the Subject Entities used in connection with the Financing; (ii) use their commercially reasonable efforts to provide customary representation letters and other authorizations or information to their independent accountants, to enable them to provide the foregoing “comfort letters”; (iii) use their commercially reasonable efforts to obtain the consent of their independent accountants for the inclusion of its reports on the members of the Contributor Group (with respect to the SUN Retail Assets) or the Subject Entities in any document or documents to be used in connection with the Financing; and (iv) cause the appropriate representatives of the Retail Entities to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Acquiror for delivery at the consummation of the Financing; provided, however, that Contributor shall not be required to pay any commitment or other similar fee or incur any other liability (other than pursuant to this Agreement) in connection with the Financing; provided, further, that the effectiveness of any documentation executed by any of the Subject Entities shall be subject to the consummation of the Closing.

(e) Acquiror shall, and shall cause its controlled Affiliates to, (i) subject to Section 2.4(b), upon request by Contributor or Retail Parent, reimburse Contributor and Retail Parent for all reasonable and documented out-of-pocket costs incurred by Contributor and its Affiliates and representatives in connection with the cooperation provided for in Section 7.10(c) and Section 7.10(d) (such reimbursement to be made promptly and in any event within seven (7) Business Days of delivery of reasonably acceptable documentation evidencing such expenses); and (ii) indemnify and hold harmless Contributor and its Affiliates and representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by Contributor, its Affiliates (other than the Acquiror Group) or their representatives, to the extent they are acting in their capacity as such, and not in their capacity as representatives of the Acquiror Parties or any of their respective Subsidiaries).

(f) Contributor agrees, on behalf of itself and its equityholders, managers, members, agents, officers, directors, Affiliates and representatives (collectively, the “Contributor Related Parties”), that the Financing Providers and their respective general or limited partners, stockholders, equityholders, managers, members, agents, officers, directors, Affiliates and representatives and each of their successors and assigns (collectively, the “Financing Related Parties”) shall not be subject to any liability or claims by the Contributor Related Parties arising out of or relating to this Agreement, the financing or the transactions contemplated hereby or in connection with the Financing, or the performance of services by such Financing Providers or the Financing Related Parties with respect to the foregoing, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Related Party. Each of the Parties agrees that, Section 11.3 notwithstanding, this provision shall be interpreted, and any action relating to this provision shall be governed by, the laws of the State of New York. This Section 7.10(f) is intended to benefit and may be enforced by the Financing Providers and the other Financing Related Parties.

Section 7.11 Financial Statements.

(a) As soon as reasonably practical but by no later than January 30, 2016, Contributor shall deliver the following financial statements to Acquiror, each on a GAAP basis (including respective balance sheets, statements of income and cash flows and applicable footnotes), in such form as may be required by Rule 3-05(a) of Regulation S-X promulgated under the Securities Act to be filed with the SEC by Acquiror, together with the unqualified audit opinion of the independent public accountant of Contributor for the financial statements in clause (i) below (collectively, the “Required Financials”): (i) audited consolidated financial statements of the SUN Retail Business as of and for the years ended December 31, 2014 and December 31, 2013, as applicable, and (ii) unaudited consolidated financial statements on a GAAP basis of the SUN Retail Business as of and for any period(s) for 2015 as may be required by Rule 3-05(a) of Regulation S-X.

(b) As soon as reasonably practical but by no later than March 15, 2016, Contributor shall deliver the following financial statements to Acquiror, on a GAAP basis (including respective balance sheets, statements of income and cash flows and applicable footnotes), in such form as may be required by Rule 3-05(a) of Regulation S-X promulgated under the Securities Act to be filed with the SEC by Acquiror, together with the unqualified audit opinion of the independent public accountant of Contributor: the audited consolidated financial statements of the SUN Retail Business as of and for the year ended December 31, 2015.

Section 7.12 Existing Contracts. All of the Contracts between any Subject Entity, on the one hand, and Acquiror and any of its Subsidiaries, on the other hand, shall remain in full force and effect following the Closing.

ARTICLE 8

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

CONTEMPLATED BY THIS AGREEMENT

Section 8.1 Conditions to the Obligations of the Acquiror Parties, Retail Parent and Contributor. The obligations of the Acquiror Parties, Retail Parent and Contributor to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the condition that there be no Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement in effect; provided, however, that each Acquiror Party, Retail Parent and Contributor shall have used commercially reasonable efforts to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any injunction or other Order that may be entered.

Section 8.2 Other Conditions to the Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Acquiror Parties of the following further conditions:

(a) (i) All representations and warranties of Contributor, the Contributor Group, the Subject Entities and Retail Parent contained in Article 3, Article 4 and Article 5 (other than the representations and warranties listed in clause (ii) of this Section 8.2(a)) shall be true and correct in all respects (without regard to qualifications as to materiality or Company Material Adverse Effect) as though made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect; and (ii) the representations and warranties of

Contributor set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Title to the Acquired Interests), Section 4.1 (Organization and Qualification of the Subject Entities), Section 4.2 (Capitalization of the Subject Entities; Subsidiaries), Section 4.3 (Authority) and Section 4.11 (Tax Matters) and Retail Parent set forth in Section 5.1 (Organization and Qualification) and Section 5.2 (Authority) shall be true and correct in all respects as though made on and as of the Closing Date;

(b) Contributor, Retail Parent and their respective Affiliates (excluding SUN LLC) shall have performed and complied in all material respects with all covenants required to be performed or complied with by any of them under this Agreement or any Ancillary Document on or prior to the Closing Date;

(c) from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;

(d) Acquiror shall have consummated the Financing;

(e) prior to or at the Closing, Contributor shall have delivered the items contemplated by Section 2.3(a); and

(f) prior to the Closing Date, each of the Pre-Closing Transactions shall have been consummated.

Section 8.3 Other Conditions to the Obligations of Contributor. The obligations of Contributor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Contributor of the following further conditions:

(a) (i) All representations and warranties of Acquiror contained in Article 6 (other than the representations and warranties listed in clause (ii) of this Section 8.3(a)) shall be true and correct in all respects (without regard to qualifications as to materiality or Acquiror Material Adverse Effect) as though made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be true and correct as of such dates would not have an Acquiror Material Adverse Effect; and (ii) the representations and warranties of Acquiror set forth in Section 6.1 (Organization and Qualification), Section 6.2 (Authority) and Section 6.4 (Valid Issuance; Listing) shall be true and correct in all respects as though made on and as of the Closing Date;

(b) Acquiror shall have performed and complied, or caused SUN LLC to perform or comply, in all material respects with all covenants required to be performed or complied with by it, or which Acquiror was required to cause SUN LLC to perform or comply with, under this Agreement on or prior to the Closing Date;

(c) from the date of this Agreement, there shall not have occurred any Acquiror Material Adverse Effect;

(d) the Acquiror Common Units to be issued as the Unit Consideration shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

(e) prior to or at the Closing, Acquiror shall have delivered the items contemplated by Section 2.3(b).

ARTICLE 9

TERMINATION; AMENDMENT; WAIVER

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Acquiror Parties and Contributor;

(b) by the Acquiror Parties, if any of the representations or warranties of the Contributed Parties, Contributor, the Contributor Group or Retail Parent set forth in Article 3, Article 4 and Article 5 shall not be true and correct or if any of Retail Parent or Contributor has failed to perform any covenant or agreement on the part of such Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 8.2(a) or Section 8.2(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) calendar days after written notice thereof is delivered to Contributor; provided that neither of the Acquiror Parties or SUN LLC is then in breach of this Agreement so as to cause the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) from being satisfied;

(c) by Contributor, if any of the representations or warranties of Acquiror set forth in Article 6 shall not be true and correct or if (i) any Acquiror Party has failed to perform any covenant or agreement on the part of such Acquiror Party set forth in this Agreement (including an obligation to consummate the Closing), or (ii) Acquiror has failed to cause SUN LLC to perform any covenant or agreement which Acquiror was required to cause SUN LLC to perform as set forth in this Agreement, such that the condition to Closing set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured within twenty (20) calendar days after written notice thereof is delivered to the Acquiror Parties; provided that none of Contributor or Retail Parent is then in breach of this Agreement so as to cause the condition to Closing set forth in Section 8.2(a) or Section 8.2(b) from being satisfied;

(d) by either the Acquiror Parties, on the one hand, or Contributor, on the other hand, if the transactions contemplated by this Agreement shall not have been consummated on or prior to May 13, 2016 (the “Termination Date”) and the Parties seeking to terminate this Agreement pursuant to this Section 9.1(d) shall not have breached in any material respect their respective obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; or

(e) by either the Acquiror Parties, on the one hand, or Contributor, on the other hand, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided that the Parties seeking to terminate this Agreement pursuant to this Section 9.1(e) shall have used commercially reasonable efforts to remove such Order.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of any Party hereto or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 9.2, Section 9.3, Section 9.4, Section 7.5 and Article 11, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, and (b) any liability of any Party for any willful breach of or willful failure to perform any of its obligations under this Agreement prior to such termination (including any failure by a Party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). For purposes of this Section 9.2, “willful” shall mean a breach that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 9.3 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Acquiror Parties or Contributor; provided, that notwithstanding anything to the contrary contained herein, Sections 7.10, 9.3, 11.3, 11.7, 11.14 and 11.15 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Providers. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void.

Section 9.4 Extension; Waiver. At any time prior to the Closing, Contributor may (a) extend the time for the performance of any of the obligations or other acts of the Acquiror Parties or SUN LLC contained herein, (b) waive any inaccuracies in the representations and warranties of the Acquiror Parties contained herein or in any document, certificate or writing delivered by the Acquiror Parties pursuant hereto or (c) waive compliance by the Acquiror Parties with any of the agreements or conditions contained herein. At any time prior to the Closing, the Acquiror Parties may (i) extend the time for the performance of any of the obligations or other acts of the Retail Entities, Retail Parent, the Contributor Group or Contributor contained herein, (ii) waive any inaccuracies in the representations and warranties of the Retail Entities, Retail Parent, the Contributor Group or Contributor with any of the agreements contained herein or in any document, certificate or writing delivered by such Party pursuant hereto or (iii) waive compliance by the Retail Entities, Retail Parent, the Contributor Group or Contributor with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 10

INDEMNIFICATION

Section 10.1 Survival. Subject to the limitations and other provisions of this Agreement, all of the representations and warranties of the Parties contained herein, in the Company Certificate or in the Acquiror Certificate shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in Section 4.11 (Tax Matters) shall survive through the date that is 30 days after the expiration of the applicable statute of limitations and the Contributor Fundamental Representations and the Acquiror Fundamental Representations shall survive the Closing indefinitely (each, as applicable, the “Cut-Off Date”). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the Cut-Off Date or end of any other applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant, and such claims shall survive until finally resolved.

Section 10.2 Indemnification By Contributor. Subject to the other terms and conditions of this Article 10, from and after the Closing, Contributor shall indemnify and defend Acquiror and its Affiliates (including the Subject Entities) and their respective representatives, including directors, managers, officers, employees, consultants, financial advisors, counsel and accountants (collectively, the “Acquiror Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Acquiror Indemnitees as a result of:

(a) any breach of any of the representations or warranties of Contributor, the Subject Entities, the Contributor Group, Retail Parent or their respective Affiliates contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Contributor, the Retail Entities, the Contributor Group, Retail Parent or their respective Affiliates pursuant to this Agreement;

(c) Contributor Taxes;

(d) any liability arising under or with respect to any Employee Benefit Plan (i) as a result of the failure of such Employee Benefit Plan to be operated, maintained or administered in accordance with its terms and applicable Law; and/or (ii) as a result of a Controlled Group Liability arising prior to or as a result of actions prior to the date of this Agreement;

(e) any liability arising with respect to a Registration Default (as such term is defined in each of the April 2015 RRA and the July 2015 RRA) under the April 2015 RRA or the July 2015 RRA, where such Registration Default occurs as a result of Contributor’s failure to provide the financial statements pursuant to Section 7.11;

(f) any liability arising with respect to the assets or Subsidiaries of SUN R&M that are not included in or owned by SUN Retail as a result of the completion of the Division; and

(g) Contributor Environmental Liabilities.

Section 10.3 Indemnification By Acquiror. Subject to the other terms and conditions of this Article 10, from and after the Closing, Acquiror shall indemnify and defend Contributor and its Affiliates and their respective representatives, including directors, managers, officers, employees, consultants, financial advisors, counsel and accountants (collectively, the “Contributor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Contributor Indemnitees:

(a) as a result of any breach of any of the representations or warranties of Acquiror contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date;

(b) as a result of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Acquiror Parties, or which Acquiror was obligated to cause SUN LLC to perform, pursuant to this Agreement; and

(c) pursuant to Section 7.7.

Section 10.4 Certain Limitations. Notwithstanding anything to the contrary contained herein, the indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) Contributor shall not be liable to the Acquiror Indemnitees for indemnification under Section 10.2(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Title to the Acquired Interests), Section 3.6 (Brokers), Section 4.1 (Organization and Qualification of the Subject Entities), Section 4.2 (Capitalization of the Subject Entities; Subsidiaries), Section 4.3 (Authority), Section 4.12 (Brokers), Section 5.1 (Organization and Qualification) and Section 5.2 (Authority) (collectively, the “Contributor Fundamental Representations”)), until the aggregate amount of all Losses indemnifiable under Section 10.2(a) (other than those with respect to any Contributor Fundamental Representation and other than those excluded pursuant to Section 10.4(b)) exceeds an amount equal to the Deductible, in which event the Acquiror Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein.

(b) Contributor shall not be liable to the Acquiror Indemnitees for indemnification under Section 10.2(a) (other than with respect to a claim for indemnification with respect to or by reason of any Contributor Fundamental Representation) for any particular Loss (including any series of related Losses) indemnifiable pursuant to Section 10.2(a) (other than those with respect to any Contributor Fundamental Representation), unless such Loss (including any series of related Losses) equals or exceeds the Per Claim Deductible, and any Losses (or series of related Losses) that are less than the Per Claim Deductible (other than those with respect to any Contributor Fundamental Representation) shall not be included in the aggregate Losses indemnifiable pursuant to Section 10.2(a), including for purposes of the calculation in Section 10.4(a).

(c) Acquiror shall not be liable to the Contributor Indemnitees for indemnification under Section 10.3(a) (other than with respect to a claim for indemnification as a result of any inaccuracy in or breach of any representation and warranty in Section 6.1 (Organization and Qualification), Section 6.2 (Authority), Section 6.4 (Valid Issuance; Listing) and Section 6.9 (Brokers) (collectively, the “Acquiror Fundamental Representations”)) until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) (other than those with respect to any Acquiror Fundamental Representation and other than those excluded pursuant to Section 10.4(d)) exceeds an amount equal to the Deductible, in which event the Contributor Indemnitees shall only be entitled to recover Losses in excess of such amount, subject to the other limitations set forth herein.

(d) Acquiror shall not be liable to the Contributor Indemnitees for indemnification under Section 10.3(a) (other than with respect to a claim for indemnification with respect to or by reason of any Acquiror Fundamental Representation) for any particular Loss (including any series of related Losses) indemnifiable pursuant to Section 10.3(a) (other than those with respect to any Acquiror Fundamental Representation), unless such Loss (including any series of related Losses) equals or exceeds the Per Claim Deductible, and any Losses (or series of related Losses) that are less than the Per Claim Deductible (other than those with respect to any Acquiror Fundamental Representation) shall not be included in the aggregate Losses indemnifiable pursuant to Section 10.3(a), including for purposes of the calculation in Section 10.4(c).

(e) The maximum aggregate liability of Contributor (other than with respect to a claim for indemnification with respect to a breach of a Contributor Fundamental Representation) with respect to Losses indemnifiable pursuant to Section 10.2(a) shall be the Cap; provided, that the maximum aggregate liability of Contributor pursuant to this Article 10 shall not exceed the Aggregate Cap.

(f) The maximum aggregate liability of Acquiror (other than with respect to a claim for indemnification with respect to a breach of an Acquiror Fundamental Representation) with respect to Losses indemnifiable pursuant to Section 10.3(a) shall be the Cap; provided, that the maximum liability of Acquiror pursuant to this Article 10 shall not exceed the Aggregate Cap.

(g) An Indemnifying Party (as defined below) shall be obligated to pay for the same Loss only once under this Article 10 even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(h) For purposes of this Article 10, any inaccuracy in or breach of any representation or warranty, and any damages resulting therefrom, shall be determined without regard to any materiality, Company Material Adverse Effect or Acquiror Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(i) Subject to the provisions of this Section 10.4(i) the amount of any and all Losses shall be determined net of (i) any amounts in payment for Losses actually received by any of the Acquiror Indemnitees or Contributor Indemnitees, as applicable, (net of any related costs and expenses incurred in connection therewith, including the direct costs of premiums relating to any such insurance proceeds) under or pursuant to (x) any insurance coverage or storage tank fund and all arrangements set forth on Schedule 4.10 and (y) any other indemnity or reimbursement arrangement or Contract, or from other collateral sources (collectively, “Alternative Arrangements”), and (ii) any Tax benefits arising from the incurrence or payment of the underlying obligations relating to such Losses actually realized for the year of such incurrence or payment. The Acquiror Indemnitees shall use commercially reasonable efforts to collect all amounts available and recoverable under any Alternative Arrangements and Contributor shall provide reasonable cooperation to the Acquiror Indemnitees undertaking such efforts, including by providing reasonable access to any documents, reports, data or other information in the possession of Contributor required by the Acquiror Indemnitees or any Alternative Arrangements; provided, however, that, (A) in no event shall the expenditure of such efforts require the Acquiror Indemnitees to expend any such efforts prior to submitting a claim for indemnification under this Agreement, (B) nothing provided herein shall require any Acquiror Indemnitee to avail itself of any available policies of self-insurance other than any Alternative Arrangements, and (C) if Acquiror seeks indemnification from Contributor, Acquiror shall provide Contributor with documents and information directly related to such efforts and recovery, as reasonably requested by Contributor. For the avoidance of doubt, Contributor shall not be liable for any Losses related to any breach of the representations and warranties set forth in Section 4.10 (Environmental Matters) unless and until the Acquiror Indemnitees have exhausted their remedies under all Alternative Arrangements reasonably available to such Acquiror Indemnitees, and thereafter, Contributor shall only be responsible for the portion of any Losses that is not satisfied or covered by any reasonably available Alternative Arrangements (net of any related costs and expenses incurred in connection therewith, including the direct costs of premiums relating to any insurance proceeds) after satisfaction or payment of any deductible or retention thereunder; provided, however, that, in no event, shall the exhaustion of such remedies require the Acquiror Indemnitees to exhaust any such remedies prior to submitting a claim for indemnification under this Agreement. For purposes hereof, Acquiror shall have satisfied the “exhaustion of remedies” of Alternative Arrangements as long as Acquiror has commenced a Proceeding in pursuit of the Alternative Arrangements and Acquiror prosecutes such Proceeding in good faith in an attempt to avail itself of the Alternative Arrangements; provided, however, that “exhaustion of remedies” shall not require Acquiror to pursue or appeal any decision issued in connection with any Proceeding.

(j) In any case where a Acquiror Indemnitee, directly or indirectly through a Subject Entity, recovers, under any Alternative Arrangements, any amount in respect of a matter for which such Acquiror Indemnitee was, prior to such recovery, indemnified pursuant to Section 10.2, such Acquiror Indemnitee, or, if applicable, a Subject Entity, shall promptly pay over to

Contributor any amount so recovered from Contributor (after deducting therefrom the amount of the expenses incurred by such Acquiror Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by Contributor to or on behalf of such Acquiror Indemnitee in respect of such matter and (ii) any amount actually expended by Contributor in pursuing or defending any claim arising out of such matter that is indemnifiable as a Loss hereunder.

(k) Notwithstanding anything herein to the contrary, to the extent any Acquiror Indemnitee has a claim under Section 10.2 for Losses suffered by SUN LLC, such Acquiror Indemnitee shall not be entitled to recover any amounts in excess of the Equity Percentage of such Losses.

(l) (i) The Acquiror Indemnitees shall not be entitled to indemnification pursuant to Section 10.2 for any Loss to the extent that such Loss is reflected as a liability on the Latest Contributor Balance Sheet or reflected in the Contributor Financial Statements and (ii) the Contributor Indemnitees shall not be entitled to indemnification pursuant to Section 10.3 for any Loss to the extent that such Loss is reflected as a liability on the Latest Acquiror Balance Sheet or reflected in the financial statements of Acquiror included in the Acquiror SEC Documents, in each case of clauses (i) and (ii), only to the extent that amounts associated with such Loss are included therein.

(m) Notwithstanding anything to the contrary herein, Contributor shall not be obligated to indemnify the Acquiror Indemnitees for any Loss with respect to any environmental matter or condition, including for any inaccuracy or breach of the representations and warranties in Section 4.10 (Environmental Matters), that is discovered or detected by any sampling, investigation, analysis or reporting unless: (i) such sampling, investigating, analysis or reporting is affirmatively required by Environmental Laws or by a Governmental Entity; (ii) such sampling, investigation, analysis or reporting is necessary to conduct in defense of a Third Party Claim (as defined below) against Acquiror Indemnitees alleging that Hazardous Substances have migrated off of any Company Owned Real Property or Company Leased Real Property; or (iii) such sampling, investigation, analysis or reporting is conducted in connection with the bona fide construction or expansion of improvements by any Acquiror Indemnitee at any Company Real Property undertaken in the ordinary course of business, and in such case only to the extent such sampling, investigation, analysis or reporting is consistent with industry practice. Any indemnification of any of the Acquiror Indemnitees with respect to any remediation, removal or cleanup, including any investigation, monitoring, or remedial obligations, shall be limited to such cost effective action that is required by Environmental Laws or by a Governmental Entity to attain compliance with minimum applicable remedial standards for continued use of the relevant property or facility as a gasoline fueling and service station and/or convenience store with gasoline fueling operations, employing, if appropriate, available or acceptable, permissible risk-based remedial standards and reasonable deed or use restrictions and institutional controls.

Section 10.5 Indemnification Procedures. The party making a claim under this Article 10 is referred to as the “Indemnified Party”, and the party against whom such claim is asserted under this Article 10 is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may reasonably be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the conduct and control of the settlement or defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Contributor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the settlement and defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, the Indemnified Party may, subject to Section 10.5(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Contributor and Acquiror shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, such management employees of the non-defending party, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except to the extent such settlement does not provide for liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each

Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and no such settlement shall be determinative of the Indemnifying Party’s obligations under this Article 10.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of the matter or circumstance alleged to give rise to such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be reasonably sustained by the Indemnified Party. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel of any Subject Entity and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.

Section 10.6 Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article 10) in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Section 10.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Consideration for Tax purposes, and to the extent possible, first as an adjustment to the Cash Consideration, unless otherwise required by Law.

Section 10.8 Exclusive Remedies. Except with respect to Section 9.2, the Parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims for fraud on the part of a party in connection with the transactions contemplated by this Agreement, which such claims shall not be subject to any monetary or survival limitations set forth herein, and other than claims to enforce, or for breach of, Guaranteed Obligations pursuant to Section 11.19) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to or in any way arising from the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 10, and the Parties hereby waive any other statutory and common law remedies or claims. Without limiting the generality of the foregoing, Acquiror acknowledges and agrees that each Acquiror Indemnitee’s right to indemnification under this Article 10 for any environmental matter, including for any breach or inaccuracy of the representations and warranties contained in Section 4.10 (Environmental Matters), shall constitute such Acquiror Indemnitee’s sole and exclusive remedy against Contributor with respect to any environmental matter, including any such matter arising under any Environmental Laws. The Acquiror Indemnitees hereby, except as specifically reserved under this Article 10, (a) waive any remedies or claims that may be available under Environmental Laws relating to the subject matter of this Agreement, and (b) release Contributor from any claim, demand or liability with respect to any environmental matters relating to the subject matter of this Agreement, including any such claims arising under Environmental Laws.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), delivery by a nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Acquiror Parties or to the Subject Entities (after the Closing):

Sunoco LP

555 Airtex Drive

Houston, TX 77073

Attention: Associate General Counsel

and

Sunoco GP LLC

555 Airtex Drive

Houston, TX 77073

Attention: Associate General Counsel

To Contributor:

ETP Retail Holdings, LLC

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

with a copy (which shall not constitute notice to Contributor or Contributor Guarantor) to:

Energy Transfer Partners

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

To Contributor Guarantor:

Energy Transfer Partners

3738 Oak Lawn Avenue

Dallas, Texas 75219

Attention: General Counsel

To Retail Parent:

Sunoco, Inc.

3801 West Chester Pike

Newtown Square, PA 19073

Attention: General Counsel Facsimile: (866) 627 7010

Attention: General Counsel

To SUN LLC:

Sunoco, LLC

3801 West Chester Pike

Newtown Square, PA 19073

Facsimile: (866) 627 7010

Attention: General Counsel

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware; provided, that (without limiting the provisions of Section 7.10(f), any claims or causes of action (whether in contract or in tort) in connection with this Agreement against the Financing

Providers or the Financing Related Parties in any way relating to the Financing and the transactions contemplated thereby shall be governed and construed in accordance with the internal laws of the State of New York.

Section 11.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 11.5 Construction; Interpretation. The term “this Agreement” means this Contribution Agreement together with the Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under GAAP.

Section 11.6 Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Financing Providers shall be express third party beneficiaries of Sections 7.10, 9.3, 11.3, 11.7, 11.14 and 11.15, and the Financing Providers and the other Financing Related Parties shall be express third party beneficiaries of Section 7.10(f), and each of such Sections shall expressly inure to the benefit of the Financing Providers or the Financing Related Parties (as applicable), and the Financing Providers or the Financing Related Parties (as applicable) shall be entitled to rely on and enforce the provisions of such Sections.

Section 11.8 Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 11.10 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11 Knowledge. For all purposes of this Agreement, the phrase “to Contributor’s knowledge” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the officers of such Subject Entity or Contributor, as applicable (none of whom shall have any personal liability or obligations regarding such knowledge). For all purposes of this Agreement, the phrase “to Acquiror’s knowledge” and any derivations thereof shall mean, as of the applicable date, the actual knowledge of the officers of either Acquiror Party, as applicable (none of whom shall have any personal liability or obligations regarding such knowledge).

Section 11.12 Limitation on Remedies. Except in the case of fraud, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of the Acquiror Parties or Contributor, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 11.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Acquiror Parties agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee or member of Contributor or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of

Contributor or any current or future member of Contributor or any current or future director, officer, employee or member of Contributor or of any Affiliate or assignee thereof, as such, for any obligation of Contributor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 11.14 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise, including any claim, demand, action or cause of action that may be based upon, arise out of or relate to the Financing Providers or any other Financing Related Parties or Financing. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 11.15 Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law. NOTWITHSTANDING THE FOREGOING, WITHOUT LIMITING THE PROVISIONS OF SECTION 7.10(F), EACH OF THE PARTIES HERETO (A) AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING PROVIDERS OR THE OTHER FINANCING RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY, IN ANY FORUM OTHER THAN EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR

THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), (B) SUBMITS FOR ITSELF AND ITS PROPERTY WITH RESPECT TO ANY SUCH ACTION TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (C) AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL ADDRESSED TO IT AT ITS ADDRESS PROVIDED IN SECTION 11.2 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST IT FOR ANY SUCH ACTION BROUGHT IN ANY SUCH COURT, (D) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 11.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree and acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 9.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 11.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 11.18 Further Assurances. Following the Closing, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

Section 11.19 Contributor Guarantor.

(a) Contributor Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Acquiror Parties the due, full and punctual payment and performance of all covenants, obligations, liabilities and agreements of Contributor and Retail Parent hereunder (the

“Guaranteed Obligations”), subject to the terms and conditions hereunder. If, for any reason whatsoever, Contributor or Retail Parent shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Contributor Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, the Guaranteed Obligations. The foregoing obligation of Contributor Guarantor constitutes a continuing guarantee of payment and performance, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a guarantor and including any amendment, extension, modification or waiver of any of the Guaranteed Obligations or any insolvency, bankruptcy, liquidation or dissolution of Contributor or Retail Parent or any assignment thereby. Contributor Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable Law) notice of acceptance of this guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand or payment, protest, notice of dishonor or nonpayment, suit, filing objections with a court, any right to require proceeding first against Contributor or Retail Parent (including initiating a Proceeding against Contributor), any right to require the prior disposition of the assets of Contributor or Retail Parent to meet any of its obligations hereunder or the taking of any other action by the Acquiror Group and all demands whatsoever. The guaranty set forth in this Section 11.19(a) will remain in full force and effect, and will be binding upon Contributor Guarantor, until all of the Guaranteed Obligations have been satisfied.

(b) Contributor Guarantor hereby represents and warrants to the Acquiror Parties that:

(i) Contributor Guarantor is a limited partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization;

(ii) Contributor Guarantor has all requisite limited partnership power and authority and has taken all limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement;

(iii) No material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement. Neither the execution, delivery and performance by Contributor Guarantor of this Agreement nor the consummation by Contributor Guarantor of the transactions contemplated thereby will (A) conflict with or result in any breach of any provision of Contributor Guarantor’s Governing Documents, (B) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Contributor Guarantor is a party, other than violations, breaches, accelerations or defaults which would not, or would not be reasonably likely to, have a material effect on Contributor’s ability to execute, deliver and perform its obligations under this Agreement or (C) violate any material Law or Order of any Governmental Entity applicable to Contributor Guarantor or any of its properties or assets; and

(iv) This Agreement has been duly executed and delivered by Contributor Guarantor and is a valid and binding agreement of Contributor Guarantor,

enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

*        *        *         *        *

IN WITNESS WHEREOF, each of the Parties has caused this Contribution Agreement to be duly executed on its behalf as of the day and year first above written.

CONTRIBUTOR:

ETP RETAIL HOLDINGS, LLC

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President

[Signature Page to Contribution Agreement]

ACQUIROR:

SUNOCO LP

By:	Sunoco GP LLC,
its general partner

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President and Chief Executive Officer

[Signature Page to Contribution Agreement]

GENERAL PARTNER:

SUNOCO GP LLC

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	President and Chief Executive Officer

[Signature Page to Contribution Agreement]

Solely with respect to Section 11.19 and the other provisions related thereto:

CONTRIBUTOR GUARANTOR:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas P. Mason
Name:	Thomas P. Mason
Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Contribution Agreement]

Retail Parent:

SUNOCO, INC.

By:	/s/ Robert W. Owens
Name:	Robert W. Owens
Title:	Chief Executive Officer

[Signature Page to Contribution Agreement]

SUN LLC:

SUNOCO, LLC

By:	/s/ Karl R. Fails
Name:	Karl R. Fails
Title:	President

[Signature Page to Contribution Agreement]

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTERESTS

This Assignment of Membership Interests (this “Assignment”) is made and entered into this [●] day of [●] 2016, by and between ETP Retail Holdings, LLC, a Delaware limited liability company (the “Assignor”), and Sunoco LP, a Delaware limited partnership (the “Assignee”). Assignor and Assignee are collectively referred to in this Assignment as the “Parties.”

Capitalized terms used in this Assignment but not otherwise defined in this Assignment shall have the meanings ascribed to them in that certain Contribution Agreement (including the schedules and exhibits thereto, the “Contribution Agreement”), dated as of November 15, 2015, by and among the Assignor, the Assignee, Sunoco, LLC, a Delaware limited liability company, Sunoco, Inc., a Delaware corporation, Sunoco GP LLC, a Delaware limited liability company, and, solely with respect to Section 11.19 of the Contribution Agreement and the other provisions related thereto, Energy Transfer Partners, L.P., a Delaware limited partnership.

W I T N E S S E T H:

WHEREAS, the Assignor owns 100% of the issued and outstanding membership interests of Sunoco Retail, LLC, a Pennsylvania limited liability company (the “Company”); and

WHEREAS, the Assignor desires to convey, transfer and assign 100% of its membership interests of the Company and any and all income, distributions, value, rights, benefits and privileges associated therewith or deriving therefrom (collectively, the “Transferred Interests”) to the Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Contribution and Assignment. Subject to and in accordance with the terms of the Contribution Agreement, effective as of January 1, 2016, the Assignor does hereby CONVEY, TRANSFER, ASSIGN, CONTRIBUTE AND DELIVER to the Assignee, the Transferred Interests and, subject to the provisions of this Assignment, all of the Assignor’s duties, liabilities and obligations under, or arising in connection with, such Transferred Interests, and the Assignee hereby accepts the same.

2. Warranties. The Assignor does hereby bind itself and its successors and assigns to warrant and forever defend title to all and singular the Transferred Interests and all rights and appurtenances thereto unto the Assignee and the Assignee’s successors and assigns, against any person whomsoever lawfully, claiming, or to claim same, or any part thereof.

3. Resignation and Admission as Member. From and after the date hereof, the Assignee shall be admitted as the sole member of the Company with respect to the Transferred Interests conveyed, transferred and assigned to the Assignee pursuant to Section 1 of this Assignment, and the Assignor shall and does hereby cease to be a member of the Company.

4. General Provisions.

(a) Binding Effect. This Assignment will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

Exhibit A

(b) Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(c) Amendment or Modification. This Assignment may be amended, modified or supplemented from time to time only by a written agreement executed by each of the Parties.

(d) Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

(e) Consent to Jurisdiction. The provisions of Section 11.15 of the Contribution Agreement are hereby incorporated into this Assignment as if set forth fully herein.

(f) Further Assurances. Assignor covenants and agrees with Assignee that Assignor shall, and shall cause its successors and assigns to, execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may reasonably be required to more effectively contribute, convey, transfer, assign and deliver to and vest in Assignee, or its successors and assigns, and to put Assignee, or its successors and assigns, in possession of the Transferred Interests or otherwise carry out the purposes of this Assignment.

(g) Entire Agreement. This Assignment, together with the Contribution Agreement, constitutes the final agreement by and among the Parties with respect to the subject matter contained herein, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements by and among the Parties with respect to the matters contained herein are superseded by this Assignment and the Contribution Agreement.

Exhibit A

IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the date and year first above written.

ASSIGNOR:

ETP Retail Holdings, LLC

By:
Name:
Title:

ASSIGNEE:

SUNOCO LP

By:	Sunoco GP LLC,
its general partner

By:
Name:
Title:

Exhibit A

EXHIBIT B

ASSIGNMENT OF MEMBERSHIP INTERESTS

This Assignment of Membership Interests (this “Assignment”) is made and entered into this [●] day of [●] 2016, by and among ETP Retail Holdings, LLC, a Delaware limited liability company (the “Assignor”), Sunoco LP, a Delaware limited partnership (the “Assignee”), and Susser Petroleum Operating Company LLC, a Delaware limited liability company (“SPOC”). Assignor, Assignee and SPOC are collectively referred to in this Assignment as the “Parties.”

Capitalized terms used in this Assignment but not otherwise defined in this Assignment shall have the meanings ascribed to them in that certain Contribution Agreement (including the schedules and exhibits thereto, the “Contribution Agreement”), dated as of November 15, 2015, by and among the Assignor, the Assignee, Sunoco, LLC, a Delaware limited liability company (the “Company”), Sunoco, Inc., a Delaware corporation, Sunoco GP LLC, a Delaware limited liability company, and, solely with respect to Section 11.19 of the Contribution Agreement and the other provisions related thereto, Energy Transfer Partners, L.P., a Delaware limited partnership.

W I T N E S S E T H:

WHEREAS, the Assignor owns 68.42% of the issued and outstanding membership interests of the Company;

WHEREAS, SPOC owns the other 31.58% of the issued and outstanding membership interests of the Company (the “Existing Interest”);

WHEREAS, the board of directors and the members of the Company have approved this Assignment by Supermajority Approval pursuant to Section 9.1(a) of the Amended and Restated Operating Agreement of the Company (as amended, the “Operating Agreement”); and

WHEREAS, the Assignor desires to convey, transfer and assign its entire 68.42% membership interests of the Company and any and all income, distributions, value, rights, benefits and privileges associated therewith or deriving therefrom (collectively, the “Transferred Interests”) to the Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1. Contribution and Assignment. Subject to and in accordance with the terms of the Contribution Agreement, notwithstanding any provision of the Operating Agreement, effective as of January 1, 2016, the Assignor does hereby CONVEY, TRANSFER, ASSIGN, CONTRIBUTE AND DELIVER to the Assignee, the Transferred Interests and, subject to the provisions of this Assignment, all of the Assignor’s duties, liabilities and obligations under, or arising in connection with, such Transferred Interests, and the Assignee hereby accepts the same.

2. Amendment to Operating Agreement. Notwithstanding Section 9.1(b) of the Operating Agreement, the Assignor shall not be responsible for any expenses incurred by the

Exhibit B

Company in connection with the transactions contemplated by this Assignment, except to the extent contemplated by the Contribution Agreement. Notwithstanding Section 9.5 of the Operating Agreement, the Assignor shall be released of all its obligations under the Operating Agreement with respect to the Company, except to the extent contemplated by the Contribution Agreement.

3. Warranties. The Assignor does hereby bind itself and its successors and assigns to warrant and forever defend title to all and singular the Transferred Interests and all rights and appurtenances thereto unto the Assignee and the Assignee’s successors and assigns, against any person whomsoever lawfully, claiming, or to claim same, or any part thereof.

4. Resignation and Admission as Sole Member. From and after the date hereof, the Assignee shall become a sole member of the Company with respect to the Existing Interest and the Transferred Interests conveyed, transferred and assigned to the Assignee pursuant to Section 1 of this Assignment, and the Assignor shall and does hereby cease to be a member of the Company.

5. Acceptance of Obligations Pursuant to Operating Agreement. From and after the date hereof, the Assignee does hereby accept, adopt and agree to be bound by all of the terms and provisions of the Operating Agreement.

6. General Provisions.

(a) Binding Effect. This Assignment will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.

(b) Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(c) Amendment or Modification. This Assignment may be amended, modified or supplemented from time to time only by a written agreement executed by each of the Parties.

(d) Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

(e) Consent to Jurisdiction. The provisions of Section 11.15 of the Contribution Agreement are hereby incorporated into this Assignment as if set forth fully herein.

Exhibit B

(f) Further Assurances. Assignor covenants and agrees with Assignee that Assignor shall, and shall cause its successors and assigns to, execute, acknowledge and deliver such other instruments of conveyance and transfer and take such other action as may reasonably be required to more effectively contribute, convey, transfer, assign and deliver to and vest in Assignee, or its successors and assigns, and to put Assignee, or its successors and assigns, in possession of the Transferred Interests or otherwise carry out the purposes of this Assignment.

(g) Entire Agreement. This Assignment, together with the Contribution Agreement, constitutes the final agreement by and among the Parties with respect to the subject matter contained herein, and is the complete and exclusive statement of the Parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements by and among the Parties with respect to the matters contained herein are superseded by this Assignment and the Contribution Agreement.

IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the date and year first above written.

[Signatures on next page]

Exhibit B

ASSIGNOR:

ETP Retail Holdings, LLC

By:
Name:
Title:

ASSIGNEE:

SUNOCO LP

By:	Sunoco GP LLC, its general partner

By:
Name:
Title:

SPOC:

SUSSER PETROLEUM OPERATING COMPANY LLC

By:
Name:
Title:

Exhibit B